As filed with the Securities and Exchange Commission on December 5, 2025
Registration No. 333-291778

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM F-10
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Nouveau Monde Graphite Inc.
(Exact name of Registrant as specified in its charter)

Canada (Province or other jurisdiction of incorporation or organization)	1090 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)
481 rue Brassard
Saint-Michel-des-Saints, Québec
Canada J0K 3B0
(450) 757-8905
(Address and telephone number of Registrant’s principal executive offices)

C T Corporation System
28 Liberty Street
New York, New York 10005
(212) 894-8940
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
James Guttman Dorsey & Whitney LLP Toronto-Dominion Centre 66 Wellington Street West Toronto, ON Canada M5K 1G8 (416) 367-7370	Josée Gagnon Vice President, Legal Affairs & Corporate Secretary Nouveau Monde Graphite Inc. 481 rue Brassard Saint-Michel-des-Saints, QC Canada J0K 3B0 (450) 757-8905 Ext 405	Pierre-Olivier Plante, Esq. Stein Monast LLP 70 rue Dalhousie, Quebec, QC Canada G1K 4B2 (418) 529-6531

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.
Province of Québec, Canada
(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box):
A.   ☒
Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B.   ☐
At some future date (check the appropriate box below)

1.   ☐
pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.   ☐
pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.   ☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.   ☐
after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This short form base shelf prospectus has been filed under legislation in all the provinces of Canada that permits certain information about these securities to be determined after this short form base shelf prospectus has become final and that permits the omission from this short form base shelf prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities in these jurisdictions.
Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice-President, Legal Affairs and Corporate Secretary of Nouveau Monde Graphite Inc. at 481 Brassard Street, Saint-Michel-des-Saints, Québec J0K 3B0, phone: 1-450-757-8905 and are also available electronically at www.sedarplus.ca and www.sec.gov.
SHORT FORM BASE SHELF PROSPECTUS
New Issue/Secondary Offering	December 5, 2025
Nouveau Monde Graphite Inc.
US$350,000,000
Common Shares
Debt Securities
Subscription Receipts
Warrants
Units
Nouveau Monde Graphite Inc. (the “Corporation”) may, from time to time, during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains valid, offer and issue common shares of the Corporation (the “Common Shares”), debt securities of the Corporation (the “Debt Securities”), subscription receipts exchangeable for Common Shares and/or other securities of the Corporation (the “Subscription Receipts”), warrants exercisable to acquire Common Shares and/or other securities of the Corporation (the “Warrants”) and securities comprised of more than one of Common Shares, Debt Securities, Subscription Receipts and/or Warrants offered together as a unit (the “Units”) (Common Shares, Debt Securities, Subscription Receipts, Warrants and Units are collectively referred to herein as the “Securities”) having an aggregate offering price of up to US$350,000,000, or its equivalent in any other currency or currency unit used to denominate the Securities at the time of offering. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Corporation or a subsidiary of the Corporation. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities. One or more securityholders of the Corporation may also offer and sell Securities under this Prospectus.
The common shares of the Corporation (the “Common Shares”) are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “NOU” and on the New York Stock Exchange (the “NYSE”) under the symbol

“NMG”. On December 4, 2025, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was CAD$4.50 and on the NYSE was US$3.21.
NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATOR HAS APPROVED OR DISAPPROVED THE OFFERED SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
The Corporation may offer and sell Securities in the United States and is permitted, under the multijurisdictional disclosure system adopted in the United States and Canada (the “MJDS”), to prepare the Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements incorporated by reference herein have been prepared in Canadian dollars in accordance with International Financial Reporting Standards (“IFRS Accounting Standards”) as issued by the International Accounting Standards Board (“IASB”) and may be subject to foreign auditing and auditor independence standards and thus may not be comparable to financial statements of United States companies.
Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Debt Securities, Subscription Receipts, Warrants or Units may be sold and purchasers may not be able to resell any Debt Securities, Subscription Receipts, Warrants or Units purchased under this Prospectus. This may affect the pricing of these Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities and the extent of issuer regulation. See “Risk Factors” in this Prospectus.
An investment in the Securities involves a high degree of risk and must be considered speculative due to the nature of the Corporation’s business, the present stage of development of its mineral properties and of construction and installation of its facilities, and the fact that the Corporation’s negative cash flow will continue at least until commercial production at the Matawinie Mine Project (as defined herein) and/or the Battery Material Plants Project (as defined herein) is achieved. Prospective investors should carefully consider the risk factors described in and incorporated by reference into this Prospectus. See “Forward-Looking Statements” and “Risk Factors” in this Prospectus.
Prospective investors should be aware that the acquisition of securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States or who are resident in Canada may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.
The ability of investors to enforce civil liabilities under United States federal securities laws may be affected adversely because the Corporation is incorporated in Canada, most of the Corporation’s officers and directors and most of the experts named in this Prospectus are not residents of the United States, and all of Corporation’s assets and all or a substantial portion of the assets of such persons are located outside of the United States.
The Corporation may offer and sell Securities to or through dealers, underwriters or agents and may also offer and sell certain Securities directly to purchasers or through agents, at prices and upon terms determined by the Corporation or any selling securityholders, and pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters , dealers, agents or selling securityholders involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of Securities including, to the extent applicable, the proceeds to the Corporation and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. No underwriters, dealers or agents have been involved in the preparation of this Prospectus, nor have any underwriters, dealers or agents performed any review of the contents of this Prospectus.
The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, without limitation, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the issue price and any other terms specific to the Common Shares being offered; (ii) in the case of Debt Securities, the specific designation, the aggregate principal amount, the maturity, the interest provisions, the authorized denominations, the offering price, any covenants, the events of default, any terms for redemption or retraction, any exchange or conversion terms and any other terms specific to the Debt Securities being offered; (iii) in the case of Subscription Receipts, the number of Subscription Receipts offered, the offering price, the terms of the release conditions, the designation, number and terms of the Common Shares or Warrants receivable upon satisfaction of the release conditions, any procedures that will result in the adjustment of this number, any additional payments to be made to holders of Subscription Receipts upon satisfaction of the release conditions, the terms governing the escrow of all or a portion of the gross proceeds from the sale of the Subscription Receipts, the terms for the refund of all or a portion of the purchase price for Subscription Receipts in the event that the release conditions are not met and any other specific terms applicable to the offering of Subscription Receipts; (iv) in the case of Warrants, the designation, number and terms of the Common Shares or Debt Securities issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise and any other specific terms; and (v) in the case of Units, the number of Units being offered, the offering price, the terms of the securities underlying the Units, and any other specific terms.
This Prospectus may qualify an “at-the-market distribution”. This Prospectus may also qualify the offering of Securities by certain selling securityholders. In connection with any offering of Securities, other than an “at-the-market distribution” (as defined under applicable Canadian securities legislation), unless otherwise specified in a Prospectus Supplement and subject to applicable law, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allocation position acquires those Securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See “Plan of Distribution” in this Prospectus. No underwriter or dealer involved in an “at-the-market distribution” under this Prospectus, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.
All shelf information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.
The Corporation’s head and registered office is located at 481 Brassard Street, Saint-Michel-des-Saints, Québec J0K 3B0, and its phone number is 1-450-757-8905.

ABOUT THIS SHORT FORM BASE SHELF PROSPECTUS
An investor should rely only on the information contained in this Prospectus (including the documents incorporated by reference herein) and is not entitled to rely on parts of the information contained in this Prospectus (including the documents incorporated by reference herein) to the exclusion of others. The Corporation has not authorized anyone to provide investors with additional or different information. The Corporation is not offering to sell the Securities in any jurisdictions where the offer or sale of the Securities is not permitted. The information contained in this Prospectus (including the documents incorporated by reference herein) is accurate only as of the date of this Prospectus (or the date of the document incorporated by reference herein, as applicable), regardless of the time of delivery of this Prospectus or any sale of the Securities. The Corporation’s business, financial condition, results of operations and prospects may have changed since the date of this Prospectus.
This Prospectus provides a general description of the Securities that the Corporation or one or more selling securityholders may offer. Each time the Corporation or a selling securityholder offers and sells Securities under this Prospectus, it will provide the purchasers with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, the purchasers should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below under “Documents Incorporated by Reference”.
All information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be made available together with this Prospectus.
CURRENCY
The Prospectus and the documents incorporated by reference herein contain references to the Canadian dollar and United States dollar. Unless otherwise indicated in the Prospectus and the documents incorporated by reference herein, all references to “$”, “CAD$” or “dollars” refer to Canadian dollars and all references to “US$” refer to United States dollars.
The following table sets forth, for the periods indicated, the high, low, average and period-end indicative rates of exchange for United States dollars expressed in Canadian dollars, as provided by the Bank of Canada:
		Quarter Ended September 30, 2025	Fiscal Year Ended December 31, 2024	Fiscal Year Ended December 31, 2023
US$ to CAD$	Low	1.3575	1.3316	1.3128
	High	1.3941	1.4416	1.3875
	Average	1.3773	1,3698	1.3497
	End	1.3921	1.4389	1.3544
On December 4, 2025, the daily average rate of exchange posted by the Bank of Canada for conversion of United States dollars into Canadian dollars was US$1.00 = CAD$1.3952.
FINANCIAL INFORMATION
The Corporation’s financial statements that are incorporated by reference into this Prospectus have been prepared in accordance with IFRS Accounting Standards, as issued by the IASB, and are presented in Canadian dollars. As a result, certain financial information included in or incorporated by reference in this Prospectus may not be comparable to financial information prepared by companies in the United States reporting under the generally accepted accounting principles in the United States (the “U.S. GAAP”).

NON-IFRS FINANCIAL MEASURES
The Corporation uses the non-IFRS measure “working capital” in this Prospectus and in documents incorporated by reference herein, which is not defined under IFRS Accounting Standards. Management uses this non-IFRS financial measure together with measures determined in accordance with IFRS Accounting Standards, to provide investors with a supplemental measure to evaluate the Corporation’s financial condition. The Corporation calculates working capital as its current assets less its current liabilities. This measure has no meaning under IFRS Accounting Standards and, therefore, amounts presented may not be comparable to similar data presented by other companies operating in a similar industry as the Corporation. The Corporation believes that securities analysts, investors and other interested parties frequently use non-IFRS financial measures in the evaluation of issuers. Accordingly, it is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance or financial condition prepared in accordance with IFRS Accounting Standards.
FORWARD-LOOKING STATEMENTS
This Prospectus, including the documents incorporated by reference herein and therein, contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities legislation (collectively, “forward-looking statements”), which relate to future events or future performance and reflect management’s expectations and assumptions regarding the Corporation’s growth, results, performance and business prospects and opportunities. Such forward-looking statements reflect management’s current beliefs and are based on information currently available to it. In some cases, forward-looking statements can be identified by words such as “may”, “would”, “could”, “will”, “should”, “expect”, “intend”, “aim”, “attempt”, “anticipate”, “believe”, “study”, “target”, “estimate”, “forecast”, “predict”, “outlook”, “mission”, “aspire”, “plan”, “schedule”, “potential”, “progress” or the negative of these terms or other similar expressions concerning matters that are not historical facts. In particular, statements regarding the Corporation’s future results, the intended construction and commissioning timeline of the Matawinie Mine Project and the Battery Material Plants Project, the Shaping Demonstration Plant (as defined herein), the Coating Demonstration Plant (as defined herein) and the Concentrator Demonstration Plant (as defined herein), the anticipated decommissioning of the Purification Demonstration Plant (as defined herein), the intended development of the Matawinie Mine (as defined herein), the intended development of the 13 ktpy Battery Material Plant (as defined herein) including the ability of the Corporation to secure an existing site and building to house the 13 ktpy Battery Material Plant, the intended development of the Bécancour Battery Material Plant (as defined herein) including the ability of the Corporation to terminate or renegotiate the current offtake agreements or arrangements, or to source raw materials for the Bécancour Battery Material Plant, the intended execution strategy of the Corporation’s projected development of the Matawinie Mine Project and the Battery Material Plants Project, including the possibility of sequencing financing stages, the intent of the Corporation to prioritize, as an initial milestone for the Battery Material Plants (as defined herein), the development of the 13 ktpy Battery Material Plant, the possibility that the powerline may or may not be operational in due time for the Matawinie Mine Project commissioning phase, the intended development of the Uatnan Mining Project (as defined herein), the economic performance and product development efforts, as well as the Corporation’s expected achievement of milestones, including the ability to obtain sufficient financing for the development of the Matawinie Mine Project and the Battery Material Plants Project on favorable terms for the Corporation, including the completion of the financing and the FID (as defined herein), the satisfaction of the terms and conditions, conditions precedent, as well as qualification requirements of the product and the commercial operations as set forth in the offtakes agreements entered into with the Corporation, including the Panasonic Energy Agreement (as defined herein) and the Traxys Agreement (as defined herein), the ability of the Corporation to enter into definitive agreements with the GoC (as defined herein) and allied country entities, and with an established active anode manufacturer, the satisfaction of the conditions precedent to the Panasonic Energy Agreement, and the potential for GM (as defined herein) to collaborate on certain shared strategic objectives identified in the non-binding memorandum of understanding with GM, the Corporation’s development activities and production plans, including the operation of the Shaping Demonstration Plant, the Coating Demonstration Plant and the Concentrator Demonstration Plant, the ability to achieve the Corporation’s environmental, social and governance (“ESG”) initiatives, the execution and implementation of agreements with First Nations, communities and key stakeholders on favorable terms for the Corporation, the Corporation’s ability to provide advanced materials while promoting sustainability and supply chain traceability, including the Corporation’s green and sustainable lithium-ion active anode material initiatives, the Corporation’s ability to establish a local, carbon-neutral, and traceable turnkey supply of graphite for the Western World, the Corporation’s electrification strategy and its intended results, market trends, the consumers demand for components in lithium-ion batteries for electric vehicles, energy storage solutions, and consumer technology applications, as well as niche applications in traditional, specialized, defense industries, the Corporation’s competitive advantages, macroeconomic conditions, the impact of applicable laws and regulations, the results of the 2025 Matawinie Mine Feasibility Study (as defined herein), the results of the AACE Project Cost Estimates (as defined herein), the results of the 2023 Uatnan Mining Property Report (as defined herein) and any other feasibility study and preliminary economic assessments and any information as to future plans and outlook for the Corporation are or involve forward looking-statements.
Forward-looking statements are based on reasonable assumptions that have been made by the Corporation as at the date of such statements and are subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of the Corporation to be materially different from those expressed or implied by such forward-looking statements, including but not limited to, the actual results of current development, engineering and planning activities; access to capital and future prices of graphite; the new mining operation inherent risks; the mineral exploration and development activities inherent risks; the speculative nature of mining development; the impact of inflation and any tariffs, trade barriers and/or regulatory costs; the changes in mineral production performance; the uncertainty of processing the Corporation’s technology on a commercial basis; the development and production timetables; the competition and market risks, the pricing pressures, the other risks of the mining industry and the geopolitical conditions (including policy, trade and tax-related risks and the potential impact of any new or elevated tariffs or any retaliatory tariffs); the required additional engineering work and other analysis that is required to fully assess their impact; the fact that certain of the initiatives described in this Prospectus, and in the documents incorporated by reference herein, are still in the early stages and may not materialize; the business continuity and crisis management; the political instability and international conflicts; and such other assumptions and factors as set out herein and in this Prospectus, and in the documents incorporated by reference herein, and additionally, such other factors discussed in the section entitled “Risk Factors” in this Prospectus, and in the documents incorporated by reference herein.
The estimate of capital expenditures (CAPEX) with respect to the 13 ktpy Battery Material Plant is future-oriented financial information. This projection is, and will remain, estimate only, and there can be no assurance that it will prove accurate. Such projection is based on numerous assumptions, including the following material assumptions: (i) targeted production capacity and associated design and throughput; (ii) expected capital costs for major processing equipment, raw materials, and installation; (iii) projected labour costs and workforce availability during construction and commissioning; (iv) assumed foreign exchange rates; (v) anticipated costs of site preparation and building; and (vi) expected construction schedule, commissioning timeline, and ramp-up profile. While the Corporation believes these assumptions are reasonable as of the date of this Prospectus, there is no guarantee that they will prove accurate. Investors should not rely on the future-oriented financial information on the construction of, and the production from the 13 ktpy Battery Material Plant made by the Corporation.
Although the Corporation has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that may cause results not to be as anticipated, estimated or intended. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. The Corporation does not undertake to update or revise any forward-looking information that is included or incorporated by reference herein, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws.
MARKET AND INDUSTRY DATA
Market and industry data presented throughout in this Prospectus, and in the documents incorporated by reference herein was obtained from third party sources and industry reports, publications, websites and other publicly available information, as well as industry and other data prepared by the Corporation or on the behalf of the Corporation on the basis of the Corporation’s knowledge of the markets in which the Corporation operates, including information provided by suppliers, partners, customers and other industry participants.
The Corporation believes that the market and economic data presented throughout this Prospectus, and in the documents incorporated by reference herein, is accurate as of the date of publication and, with respect to data prepared by the Corporation or on behalf of the Corporation, that estimates and assumptions are currently appropriate and reasonable, but there can be no assurance as to the accuracy or completeness thereof. The accuracy and completeness of the market and economic data presented throughout this Prospectus, and in the documents incorporated by reference herein, are not guaranteed and the Corporation does not make any representation as to the accuracy of such data. Actual outcomes may vary materially from those forecasts in such reports or publications, and the prospect for material variation can be expected to increase as the length of the forecast period increases. Although the Corporation believes it to be reliable as of the date of publication, the Corporation has not independently verified any of the data from third-party sources referred to in this Prospectus, and in the documents incorporated by reference herein, analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying market, economic and other assumptions relied upon by such sources. Market and economic data are subject to variations and cannot be verified due to limits on the availability and reliability of data inputs, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey.
CAUTIONARY NOTE TO UNITED STATES INVESTORS
The Corporation is permitted under the MJDS to prepare this Prospectus, including the documents incorporated by reference herein and any prospectus supplement, in accordance with the requirements of Canadian securities law, which differ from the requirements of United States securities laws. The Corporation’s financial statements that are incorporated by reference into this Prospectus have been prepared in accordance with IFRS Accounting Standards, as issued by the IASB, and are presented in Canadian dollars. As a result, certain financial information included in or incorporated by reference in this Prospectus may not be comparable to financial information prepared by companies in the United States reporting under U.S. GAAP.
Disclosure regarding mineral reserve and mineral resource estimates included herein were prepared in accordance with Regulation 43-101 respecting Standards of Disclosure for Mineral Projects (“NI 43-101”) and applicable mining terms are as defined in accordance with the CIM Definition Standards on Mineral Resources and Reserves adopted by the Canadian Institute of Mining, Metallurgy and Petroleum Council (the “CIM Definition Standards”), as required by NI 43-101. Unless otherwise indicated, all mineral reserve and resource information incorporated by reference into this Prospectus have been prepared in accordance with the CIM Definition Standards, as required by NI 43-101.
NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. NI 43-101 differs from the disclosure requirements of the SEC applicable to United States companies. Accordingly, mineral resource and reserve information contained herein may not be comparable to similar information made public by United States companies reporting pursuant to SEC reporting and disclosure requirements.
DOCUMENTS INCORPORATED BY REFERENCE
Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar regulatory authorities in Canada. The following documents which have been filed by the Corporation with securities commissions or similar regulatory authorities in Canada, are specifically incorporated by reference into, and form an integral part of the Prospectus:
a.
the amended material change report dated February 3, 2025, in respect of an equity investment made by Canada Growth Fund  Inc. and the Government of Québec, via its agent Investissement Québec, in the Corporation for an aggregate amount of US$50 million, filed on SEDAR+ on February 3, 2025;

b.
the management discussion and analysis of the Corporation for the year ended December 31, 2024 (the “Annual MD&A”), filed on SEDAR+ on March 31, 2025;

c.
the consolidated audited annual financial statements of the Corporation as at and for the years ended December 31, 2024 and 2023, together with the notes thereto and the report of independent registered public accounting firm thereon (the “Annual Financial Statements”), filed on SEDAR+ on March 31, 2025;

d.
the annual information form of the Corporation dated March 31, 2025, for the fiscal year ended December 31, 2024 (the “AIF”), filed on SEDAR+ on March 31, 2025;

e.
the material change report dated April 3, 2025, in respect of the issue of the 2025 Updated Feasibility Study, filed on SEDAR+ on April 3, 2025;

f.
the Management Information Circular dated May 14, 2025, prepared in connection with the annual and special meeting of shareholders of the Corporation held on June 17, 2025, filed on SEDAR+ on May 15, 2025;

g.
the material change report dated November 10, 2025, in respect of multiple commercial agreements and project execution strategy update, the English version of which was filed on SEDAR+ on November 10, 2025 and French version of which was filed on SEDAR+ on November 14, 2025 (the “Project Execution Strategy Update”);

h.
the Condensed Consolidated Interim Unaudited Financial Statements for the three and nine-month periods ended September 30, 2025 and September 30, 2024, together with the notes thereto (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”), filed on SEDAR+ on November 12, 2025;

i.
the Management’s Discussion and Analysis of the Corporation for the nine-month period ended September 30, 2025 (the “Interim MD&A” and, together with the Annual MD&A, the “MD&A”), filed on SEDAR+ on November 12, 2025; and

j.
the material change report dated November 19, 2025, in respect of the issue of the 2025 Matawinie Mine Feasibility Study, filed on SEDAR+ on November 19, 2025.

Copies of the documents incorporated herein by reference are available electronically on SEDAR+ at www.sedarplus.ca under the Corporation’s issuer profile, and may also be obtained on request without charge from the Vice-President, Legal Affairs and Corporate Secretary of the Corporation at 481 Brassard Street, Saint-Michel-des-Saints, Québec J0K 3B0, phone: 1-450-757-8905. Documents filed with, or furnished to, the SEC are available through the SEC’s Electronic Data Gathering and Retrieval System (“EDGAR”) at www.sec.gov. The Corporation’s filings through SEDAR+ and EDGAR are not incorporated by reference in this Prospectus except as specifically set forth herein.
Any AIF, annual or interim financial statements and related MD&As, material change report (other than a confidential material change report), business acquisition report, information circular or any other disclosure documents required to be incorporated by reference herein under Regulation 44-101 respecting Short Form Prospectus Distributions filed by the Corporation with any securities commission or similar regulatory authority in Canada subsequent to the date of this Prospectus and prior to the termination of any particular offering of Securities under this Prospectus and the relevant Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus, as well as any other document so filed by the Corporation which expressly states it to be incorporated by reference into this Prospectus. In addition, to the extent any such document is included in any report on Form 6-K furnished to the SEC or in any report on Form 40-F filed with the SEC, such document shall be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 (of which this Prospectus forms a part (in the case of any report on Form 6-K, if and to the extent expressly set forth in such report). In addition, the Corporation may incorporate by reference into the registration statement on Form F-10 of which this Prospectus forms a part, information from documents that the Corporation files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent that such documents expressly so state. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Corporation and readers should review all information contained in this Prospectus, the applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein and therein.

Any statement contained in the Prospectus or in a document (or part thereof) incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of the Prospectus, to the extent that a statement contained in the Prospectus or in any subsequently filed document (or part thereof) that also is, or is deemed to be, incorporated by reference in the Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be considered in its unmodified or superseded form to constitute part of the Prospectus; rather, only such statement as so modified or superseded shall be considered to constitute part of the Prospectus.
Upon a new AIF and corresponding annual financial statements and related MD&As being filed by the Corporation with securities commissions or similar regulatory authorities in Canada during the currency of this Prospectus, the previous AIF and corresponding annual financial statements and related MD&As, all interim financial statements and MD&As, and all material change reports filed prior to the commencement of the then current financial year will be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.
Upon each new filing of interim financial statements and related MD&As filed with securities commissions or similar regulatory authorities in Canada during the currency of this Prospectus, the previous interim financial statements and MD&As filed prior to the commencement of the then current interim period will be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.
A Prospectus Supplement or Prospectus Supplements containing the specific terms for an issue of Securities will be delivered to purchasers of the Securities together with this Prospectus to the extent required by applicable securities laws and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement but only for the purposes of the Securities issued thereunder.
In addition, certain marketing materials (as that term is defined in applicable Canadian securities legislation) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any “template version” of “marketing materials” (as those terms are defined in applicable Canadian securities legislation) pertaining to a distribution of Securities, and filed by the Corporation after the date of the Prospectus Supplement for the distribution and before termination of the distribution of such Securities, will be deemed to be incorporated by reference in that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.
The Corporation has not provided or otherwise authorized any other person to provide investors with information other than as contained or incorporated by reference in this Prospectus or any Prospectus Supplement. If an investor is provided with different or inconsistent information, such investor should not rely on it.
AVAILABLE INFORMATION
In addition to the continuous disclosure obligations under the securities laws of the provinces of Canada, the Corporation is subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. Under the MJDS, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation’s officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. Some of the documents that we file with or furnish to the SEC are electronically available from EDGAR and may be accessed at www.sec.gov.
The Corporation is concurrently filing with the SEC a registration statement on Form F-10 (“Registration Statement”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), with respect to the Securities. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Corporation and the Securities offered in this Prospectus, reference is made to the Registration Statement and to the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. You may refer to the Registration Statement and the exhibits to the registration statement for further information with respect to the Corporation and the Securities.
THE CORPORATION
Name and Incorporation
The Corporation was formed on December 31, 2012 pursuant to the Canada Business Corporations Act (“CBCA”) under the name “Nouveau Monde Mining Enterprises Inc. / Entreprises Minières du Nouveau Monde Inc.” as a result of the amalgamation of “Tucson Acquisition Corporation”, a capital pool company, and “New World Mining Enterprises Inc. / Entreprises Minières du Nouveau Monde Inc.”, a private company located in Gatineau, Québec. On February 6, 2017, the Corporation filed articles of amendment in order to change its name to “Nouveau Monde Graphite Inc.”. On March 24, 2021, the Corporation filed articles of amendment in order to implement a consolidation (reverse stock split) of its outstanding Common Shares on the basis of one new Common Share for every ten currently outstanding Common Shares.
The Corporation’s head and registered office is located at 481 Brassard Street, Saint-Michel-des-Saints, Québec, J0K 3B0.
Intercorporate Relationships
As of the date of this Prospectus, the Corporation has four subsidiaries (equity ownership indicated in brackets below) namely:
(a)
Nouveau Monde District Inc., incorporated on May 25, 2017 under the CBCA (100%); this subsidiary holds properties in Saint-Michel-des-Saints (Québec) and is expected to continue purchasing other properties if need be;

(b)
Nouveau Monde Europe Limited, incorporated on October 12, 2020 under the Companies Act 2006 (United Kingdom) (100%);

(c)
NMG Matawinie Inc., incorporated on June 20, 2025 under the CBCA (100%) (“NMG Matawinie”); and

(d)
NMG Bécancour Inc., incorporated on June 20, 2025 under the CBCA (100%) (“NMG Bécancour”).

The following chart illustrates the aforementioned intercorporate relationships between the Corporation and its material subsidiaries as at the date of this Prospectus:
General Business Activities
Prospective investors should read the more detailed information regarding the description of the business of the Corporation contained in the AIF, the Financial Statements and the documents incorporated by reference herein.

The Corporation aims to become an integrated company developing responsible mining and advanced processing operations to supply the global economy with carbon-neutral graphite concentrate and anode material to power electric vehicles (“EV”) and energy storage systems. The base case of the 2025 Matawinie Mine Feasibility Study is a diesel operation, with the opportunity to develop a zero-emission fleet aiming for a gradual transition with the objective of having both mining and concentration operations become fully electric once the equipment reaches viable technical and economic parameters. While this transition is expected to be implemented during the first consecutive five-year period following the start date of commercial operations at the Matawinie Mine, it is not expected to be completed before the end of that period.
The Corporation is developing an integrated ore-to-processed-graphite value chain to serve tomorrow’s industries in energy, defense, technology, and manufacturing in Québec, Canada. With recognized ESG standards and structuring partnerships, the Corporation is set to become a strategic supplier to the world’s leading lithium-ion battery and EV manufacturers, providing advanced materials (sources: Bloomberg Finance L.P., CDP and Benchmark Mineral Intelligence).
The Corporation is carrying out a phased-development plan for its Matawinie Mine and its Battery Material Plants (respectively, with the applicable demonstration plants, the “Matawinie Mine Project” and “Battery Material Plants Project”) to derisk its projects and advance towards FID in view of commercial operations. As of the date of this Prospectus, the Corporation intends to prioritize, as an initial milestone for the Battery Material Plants, the development of the 13 ktpy Battery Material Plant. To support growth and customers’ demand beyond its Phase 2, the Corporation is planning the development of the Uatnan Mining Project targeted as the Corporation’s Phase-3 expansion.
Projects Overview
Overview — Matawinie Mine Project
To support the development of the commercial operations of the Matawinie Mine Project (“Phase-2 Matawinie Mine”), the Corporation has optimized its processes, product, and operational practices using its Phase-1 demonstration plant. The Corporation is advancing detailed engineering, construction planning, and procurement activities, as well as the project financing structure with the various financial stakeholders engaged in the project to reach a final investment decision (“FID”) and launch construction of the Phase-2 Matawinie Mine.
The Corporation mandated the Authors of the 2025 Matawinie Mine Feasibility Study to carry out the 2025 Matawinie Mine Feasibility Study covering only the Phase-2 Matawinie Mine Project. Parameters of the previous 2022 feasibility study (the “2022 Feasibility Study”) were initially revised in an updated feasibility study (the “2025 Updated Feasibility Study”) covering the Phase-2 Matawinie Mine and Bécancour Battery Material Plant to reflect the advancement in engineering and project design and updated financial parameters. The 2025 Updated Feasibility Study has undergone a further revision to carve out the Bécancour Battery Material Plant project, following the project execution strategy update disclosed by the Corporation on October 31, 2025, see “Project Execution Strategy Update” incorporated by reference herein. Readers are cautioned that they should rely solely on the 2025 Matawinie Mine Feasibility Study. The 2022 Feasibility Study and the 2025 Updated Feasibility Study should not be relied upon.
The Corporation currently has commercial arrangements potentially covering almost 100% of the future flake graphite volumes of the Matawinie Mine, see “Recent Development” in this Prospectus and “Project Execution Strategy Update” incorporated by reference herein.
The Matawinie Mine Project is now advancing toward FID. A positive FID is dependent on the financing structure in light of the 2025 Matawinie Mine Feasibility Study, updated financial model, the conclusions of the due diligence processes and negotiations with the various financial stakeholders, including definitive offtake and project-related agreements with customers.

Phase 1 — Matawinie Mine Demonstration Plant
Concentrator Demonstration Plant	In operation to support product sampling and qualification to customers’ specifications.
Phase 2 — Matawinie Mine
Mining decree obtained.
Some groundworks completed, in preparation for launch of construction upon a positive FID.
Completion and issuance of the 2025 Matawinie Mine Feasibility Study reflecting advancement in engineering, technological development, project optimizations, and the economics model.
Detailed engineering, construction planning, and procurement strategy advancing in parallel to project financing.

Overview — Battery Material Plants Project
The Corporation is currently assessing the commercial and technical feasibility of a phase-2 battery anode facility to initially fulfill its committed volumes upon reaching either a combined FID with the Matawinie Mine or a sequenced FID. The Corporation completed a conceptual design and Class 5 estimate (the “13 ktpy Battery Material Plant Estimate”) as per the American Association of Cost Engineers (AACE) Recommended Practice 47R-11 (Cost Estimate Classification System — As Applied in Engineering, Procurement, and Construction for the Mining and Mineral Processing Industries) (“AACE”) for the development of a phase-2 battery anode facility with an annual average capacity of approximately 13,000 tonnes per year (“tpy”) of high-capacity active anode material (the “13 ktpy Battery Material Plant”) to initially fulfill its committed volumes under the Panasonic Energy Agreement. The 13ktpy Battery Material Plant Estimate has an accuracy of -30%/+50% based on costs of Q3 2025. CAD values were converted to USD at 1.40.
The Corporation is also assessing the commercial and technical feasibility for the construction, at a later stage, of a phase-2 battery anode facility with annual average capacity of approximately 44,000 tpy of high-capacity active anode material (“Bécancour Battery Material Plant” and collectively with the 13 ktpy Battery Material Plant, the “Battery Material Plants”). The Corporation completed a conceptual design and AACE Class 3 estimate (the “Bécancour Battery Material Plant Estimate” and collectively with the 13 ktpy Battery Material Plant Estimate, the “AACE Project Cost Estimates”). The AACE Project Cost Estimates are technical studies relating to the design, construction, and operation of the Battery Material Plants and are preliminary in nature. There can be no assurance that actual results will be consistent with the AACE Project Cost Estimates disclosed in this Prospectus, see “Forward-Looking Statements” and “Risk Factors — AACE Project Cost Estimates” in this Prospectus.
To enable the development of the initial 13 ktpy Battery Material Plant, the Corporation will need to secure an existing site and building to house the facility. While the Corporation is currently seeking such a site and building, there is no assurance that it will be able to secure a suitable site and building in the future on commercially reasonable terms, or at all. Failure to do so could materially impact the timing and feasibility of the 13 ktpy Battery Material Plant project and its associated economic benefits.
The Corporation continues to optimize its processes, products, and operational practices to align with the technical requirements of the Panasonic Energy Agreement and other potential customers, using its Phase-1 demonstration plants and third-party facilities; and refine the environmental performance and operational parameters of its chemical purification technology.
The Corporation’s next steps are to: (i) advance detailed engineering by completing Class 3 AACE estimates and finalizing engineering packages to de-risk the 13 ktpy Battery Material Plant project and prepare for the procurement and construction phases; (ii) secure key procurement contracts prior to reaching FID for the 13 ktpy Battery Material Plant; (iii) obtain all necessary regulatory approvals, permits, and authorizations to commence construction and ensure compliance for operational readiness of the 13 ktpy Battery Material Plant; and (iv) secure the site and building to house the 13 ktpy Battery Material Plant. Upon obtaining FID, construction is expected to commence and take approximately twenty-four (24) months, followed by a twelve (12) month ramp-up period, with the objective of reaching full nameplate capacity within approximately thirty-six (36) months following FID. In addition to the completion of the foregoing milestones, the timing of the FID is dependent on the financing structure in light of the Class 3 AACE estimates on the 13 ktpy Battery Material Plant, updated financial model, the conclusions of the due diligence processes and negotiations with the various financial stakeholders.
The Corporation has entered into the Panasonic Energy Agreement with the objective of advancing the production of 13,000 tpy of high-capacity active anode material. The Panasonic Energy Agreement sets out conditions precedent that are customary for agreements of this nature. There is no assurance that the Corporation will be able to secure additional commitments, nor that the Corporation will be able to meet the conditions precedent of the Panasonic Energy Agreement, see “Recent Development” in this Prospectus and “Project Execution Strategy Update” incorporated by reference herein.
Phase 1 — Battery Material Demonstration Plants
Shaping Demonstration Plant	In operation to support product sampling and qualification to customers’ specifications. Ongoing testing is also being conducted at third-party facilities.
Purification Demonstration Plant	Completing the decommissioning. Testing of chemical purification continued at third-party facilities.
Coating Demonstration Plant	In operation to support product sampling and qualification to customers’ specifications. Ongoing testing is also being conducted at third-party facilities.
Projects Timeline
With the issuance of the 2025 Matawinie Mine Feasibility Study, the Corporation is now preparing for either a combined FID encompassing the Matawinie Mine and the 13 ktpy Battery Material Plant or for a sequenced FID starting with the Matawinie Mine and followed by the 13 ktpy Battery Material Plant, subject to their respective technical, commercial and financing parameters. Since the launch of project financing efforts, the Corporation has received cumulative expressions of interest from potential lenders, customers and institutional equity investors of approximately $1.6 billion for its project financing. The Corporation is also exploring various financing and commercial scenarios to lessen risk exposure in light of current geopolitical conditions, including the possibility of sequencing financing stages.
The Corporation is set to present to said financial partners the results of the 2025 Matawinie Mine Feasibility Study and AACE Project Cost Estimates, on-going due diligence exercises, and information on the project execution strategy and risk management, with a view to formalize their participation in the project financing.
In the project financing, the Corporation is assisted by Société Générale as the debt advisor and BMO Capital Markets as the strategic equity advisor.
Although the Corporation believes that FID will occur, no assurance can be given that those expressions of interest will be converted into a positive FID.
Description of the Matawinie Mine Project
The Matawinie Mine Project
The following description of the Matawinie Property was summarized from the technical report entitled “NI 43-101 Technical Report: 2025 Feasibility Study for the Matawinie Graphite Mine, Saint-Michel-des-Saints, Québec, Canada” dated November 12, 2025 (the “2025 Matawinie Mine Feasibility Study”), that was prepared by the Authors of the 2025 Matawinie Mine Feasibility Study (as defined herein), each of whom is a

“qualified person” and “independent” of the Corporation, as at the issuance date of the 2025 Matawinie Mine Feasibility Study, within the meaning of NI 43-101 and is qualified in its entirety with reference to the full text of the 2025 Matawinie Mine Feasibility Study. The summary is subject to all the assumptions, conditions and qualifications set forth in the 2025 Matawinie Mine Feasibility Study. The 2025 Matawinie Mine Feasibility Study was prepared in accordance with NI 43-101 and for additional technical details, please see the complete text of the 2025 Matawinie Mine Feasibility Study which was filed with the applicable regulatory authorities and was posted under the Corporation’s profile on SEDAR+ at www.sedarplus.ca on November 13, 2025 and on EDGAR at www.sec.gov on November 18, 2025. Defined terms and abbreviations used in this section and not otherwise defined in this Prospectus have the meanings attributed to them in the 2025 Matawinie Mine Feasibility Study. In this section, the number identifying each table and figure, if any, referred to the number identifying each of these tables and figures in the 2025 Matawinie Mine Feasibility Study.
All statements contained in these sections are based on expectations, estimates and projections as of the date of the 2025 Matawinie Mine Feasibility Study. The estimates and projections of future production for the Matawinie Mine Project are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Corporation as of the time of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. These estimates and assumptions are based on existing plans and other assumptions which change from time to time, including mineral reserve and mineral resource estimates; the availability, accessibility, sufficiency and quality of graphite; the Corporation’s costs of production; the Corporation’s ability to sustain and increase production levels; the sufficiency of the Corporation’s infrastructure; the performance of the Corporation’s workforce and equipment; the Corporation’s ability to maintain and obtain mining interests and permits; and the Corporation’s compliance with existing and future laws and regulations; actual graphite mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; revisions to mine plans; risks and hazards associated with mining; natural phenomena, such as inclement weather conditions, water availability, floods, and seismic activity; and unexpected labor shortages, strikes, local community opposition or blockades. Accordingly, these estimates and assumptions may prove to be incorrect as of the date of this Prospectus and readers should not place undue reliance on such information. The Corporation disclaims any intention or obligation to update or revise any forward-looking statements or to explain any material difference between subsequent actual events and such forward-looking statements, except to the extent required by applicable law.
Readers are cautioned that the information provided in this section is provided as of the effective date of the 2025 Matawinie Mine Feasibility Study, being November 12, 2025.
In this report, all currency amounts are in U.S. Dollars (“USD” or “$”) unless otherwise stated. Reference to the “Corporation” in the section includes the Corporation and its wholly owned subsidiaries.
Project Description, Location, and Access
The Mining Property or the “Tony Block” currently consists of 159 contiguous Exclusive Exploration Rights (“EER”) totalling 8,266.42 ha. Exploration work on the Mining Property uncovered significant crystalline flake graphite mineralization. After successfully identifying Mineral Reserves on its Mining Property, the Corporation has advanced its mining project (for the purpose of this section, the “Matawinie Mine” or “Matawinie Project”) at the development stage with ongoing detailed engineering and preparatory construction work targeting the Mining Property’s mineralized West Zone. The Mining Property EER are wholly owned (100%) by the Corporation.
The centre of the Tony Block is located approximately 6 km to the southwest of the community of SMDS in the National Topographic System (“NTS”) map sheets 31J/09 and 31I/12. Most of the Tony Block lies within the municipality of SMDS (“Municipality”), Lanaudière Administrative Region, Province of Québec, Canada. The centre of the Tony Block is positioned approximately 120 km as the crow flies north of Montréal, at latitude 46.63° and longitude -73.96° using the WGS 1984 geographic coordinate system and Easting: 579570, Northing: 5164630 using the UTM, NAD83 Zone 18 projected coordinate system.
The current mine lease proposal, covering an irregular area of 197.81 ha, received a preliminary approval from the Ministère des Ressources naturelles et des Forêts (“MRNF”) on July 5, 2024. In addition, an industrial land lease (lease # 394-18-914) covering an area of 20.2 ha, needed for the placement of the concentrator and related infrastructure, as well as a mine tailings land lease (lease # 278-17-914) covering 238.5 ha, has been obtained from the MRNF. These three land leases cover a sufficient area for all infrastructure needed for the Corporation’s mining project.
The Mining Property’s main mineralized zones are located on public crown land, on the ancestral territory of the Atikamekw First Nation of Manawan. The Matawinie Mine’s footprint, including related infrastructure, has no accessibility restrictions known to the Corporation.
None of the infrastructure of the proposed Matawinie Mine is located on private or leased land other than those belonging to NMG or one of its subsidiaries, except for a portion of the main access road for which an agreement was entered into with the landowner in connection with the establishment of a right-of-way in favour of NMG.
The Matawinie Property, which includes the Mining Property, is currently subject to a 2.0% net smelter return (“NSR”) in favour of Pallinghurst Graphite International Limited (“Pallinghurst Graphite”). The royalty agreement contains provision detailing the formula to calculate the 2.0% NSR for the various products, whether derived directly from the minerals mined at the Matawinie Mine or further transformed. In addition, the Corporation has entered into a collaborative agreement with the Municipality, as well as an Impact and Benefit Agreement (“IBA”), with the Atikamekw First Nation of Manawan covering the development and operation of the Matawinie Mine. Economic costs related to the agreements mentioned above are integrated in the Project’s cost estimate.
All governmental permits as well as all authorizations from the Municipality pertaining to exploration, geotechnical and hydrogeological exploration and characterization work to date have been obtained.
The ministerial decree authorizing the Matawinie Mine Project (Decree #47-2021) was granted by the Ministère de l’Environnement et de la Lutte contre les changements climatiques (MELCC, currently MELCCFP) on January 20, 2021. The Decree covers a commercial production level of 100,000 tpy of graphite concentrate, which will be used for the Corporation’s commercial strategy, catering to the energy, manufacturing, technology, defense and other speciality markets. Note that a Decree amendment was filled in order to increase the permitted 100,000 tpy to 106,000 tpy of graphite concentrate production. This request is currently being processed by the MELCCFP. There are no liabilities (whether contingent or otherwise) in connection with any environmental activity relating to or affecting the Corporation, its subsidiaries or their properties, assets or operations, and there are no liabilities (whether contingent or otherwise) relating to the restoration or rehabilitation of land, water or any other part of the environment, in each case, which would have a material adverse effect on the Mining Property.
For more details regarding the project description, location, and access, refer to chapters 4 and 5 of the 2025 Matawinie Mine Feasibility Study.
Geological Setting and Mineralization
The Mining Property lies in the southwestern portion of the Grenville geological province, and more specifically in the Morin Terrane. The area is host to a variety of rock types, mainly composed of deformed metamorphosed sediments, including paragneiss and calc-silicates. Granitic and pegmatitic intrusions are also present and are observed locally on the Mining Property. The graphite mineralization identified in the Tony Block is hosted in quartzo-feldspathic paragneiss horizons and appears as disseminated graphite flakes.
For more details regarding the geological setting, mineralization, and deposit types, refer to chapters 6 to 8 of the 2025 Matawinie Mine Feasibility Study.
Exploration
Exploration work on the Mining Property was initiated in late 2013, when a detailed airborne geophysical survey was performed in the area. The 2013 survey was executed following positive results from a regional survey by 3457265 Canada Inc., pursuant to the instructions provided by the Corporation’s technical staff, covering over 2,100 km2.
The Corporation’s field exploration programs on the Tony Block focused on graphite exploration consisting of:
•
Airborne Time Domain Electromagnetic (“TDEM”) surveys (2013 and 2015);

•
Ground prospecting of conductive targets identified by the airborne surveys (2014 – 2015);

•
Ground geophysical surveying using a portable TDEM system (2014 – 2019);

•
Trenching and channel sampling of the main conductors (2014 – 2016);

•
Drilling of the main mineralized zones (2015 –  2021);

•
Metallurgical testing of surface and drill core samples (ongoing since 2015).

From 2014 to 2019, ground PhiSpy TDEM surveys totalling 183 line-km using 100 m line spacing in the targeted areas and 25 m line spacing over the more promising South-East, South-West and West zones, was performed. The PhiSpy survey results provided a detailed outline of the conductive areas and thus possible mineralized zones, which were used as a basis for planning the trenching and drilling programs.
Trenching on the Tony Block from 2014 to 2016 confirmed the extent of the graphite mineralization on the Property. The trenching work targeted wide conductors on each of the main conductive zones outlined by the 2015 – 2016 ground PhiSpy surveys. A total of 511 channel samples were collected from the Tony Block. The results from trenches TO-14/16-TR-03, TO-16-TR-10 and TO-16-TR-11 (207 samples) were used in the Mineral Resource Estimate for the West Zone deposit (“West Zone”).
For more details regarding the exploration, refer to Chapter 9 of the 2025 Matawinie Mine Feasibility Study.
Drilling
Exploration drilling on the Mining Property targeted wide conductors on each of the main conductive areas outlined by the 2014 to 2019 ground PhiSpy surveys. A total of 196 sampled exploration and delineation holes were drilled in the Tony Block totalling 33,016.70 m. This includes 149 sampled drill holes totalling 26,203.74 m used for the Mineral Resource Estimate of the West Zone deposit. The exploration drill holes mentioned above do not include two cored holes drilled for the pit slope geotechnical studies and 89 vertical cored holes used for other purposes such as overburden thickness surveys, environmental monitoring, and hydrogeological modelling in the West Zone deposit area. In 2022, a sampling campaign targeting mostly mineralized intervals from previously unsampled drill holes in the West Zone generated 597 samples. Results were received in 2023 but have yet to be included in a Mineral Resource Estimate. A preliminary assessment of the 2023 core sample results does not suggest any significant changes from either the current geological model or the Mineral Resource Estimate. Mineralization was intercepted 476 times by drilling and surface trench channels in the West Zone resulting in the interpretation of a mineralized envelope of about 100 m to 150 m thick from which 23 graphitic horizons, or volumes (17 groups of mineralized intervals), were interpreted. These horizons can be followed, sometimes sporadically, over a strike length of 3 km. An additional feature of the West Zone is that some of the horizons separate and coalesce to form wider mineralized volumes. The longest intersection along drill core returned a graphite content of 4.76% Graphitic Carbon (“C(g)”) over 109.9 m although this intersection is considered as being down-dip. Mineralization is open to the North, to the south and at depths greater than 200 m from surface.
The drilling in the South-East Zone of the South deposit consisted of nine holes for a total of 1,551.99 m drilled. Mineralization was intercepted 13 times by drilling resulting in the interpretation that the South-East Zone is composed of two main mineralized horizons (S1 and S2). The highlight of the South-East Zone is the large width of the mineralized horizons. From section S2600 to section S2900 (300 m length), the mineralized horizon ranges from 117 m to 160 m true width, with grades varying from 3.19% to 3.62% C(g).
The drilling in the South-West Zone of the South deposit consisted of 22 holes for a total of 2,616.6 m drilled. Mineralization was intercepted 57 times by drilling resulting in the interpretation that the South-West Zone is composed of two main mineralized horizons (S1 and S2). The highlight of South-West Zone is a first graphitic horizon (S1) about 30 m thick, followed by a mostly barren interval between 25 m and 63 m thick, and finally, a second graphitic horizon (S2) around 40 m to 50 m thick, with both graphitic horizons varying from 2.79% to 5.29% C(g).
A total of 16 other exploration holes totalling 2,644.37 m was drilled in other mineralized zones on the Mining Property. Although most of these holes intercepted graphite mineralization, the potential for the presence of an economic deposit was lower than that for the West, South-East and South-West zones, due to thinner mineralized intercepts and/or lower graphite grades.
Drill core quality control and quality assurance (“QA/QC”) samples, consisting of blanks, duplicates and graphite standards, were included in the drill core sample stream. Out of the 12,397 drill core samples from the Tony Block sent for C(g) analysis, 1,289 were sent as quality control samples, including 907 QA/QC samples from the 9,181 West Zone core samples used for the Mineral Resource Estimate. Quality control sample results retuned within acceptable limits. No bias was introduced in the sampling procedures.
For more details regarding the drilling, refer to chapters 10 and 11 of the 2025 Matawinie Mine Feasibility Study.
Mineral Processing and Metallurgical Testing
Between 2013 and 2025, multiple metallurgical process development and optimization programs have been carried out on samples from the Matawinie graphite mineralization zones. The initial programs focused on the development of a flowsheet that maximizes concentrate grade and recovery, while minimizing flake degradation. The flowsheet that was developed for the PEA was optimized and validated during the Pre-feasibility Study (“PFS”) and the 2018 Feasibility Study, as well as 2022 Feasibility Study and the 2025 Updated Feasibility Study. All components incorporated in the Matawinie Mine process are mature technologies that have been demonstrated in many concentrators over the past several decades. The proposed flowsheet and conditions proved robust to produce a concentrate grade of 97.5% C(t) at a total carbon recovery of 93%. The graphite tailings are subjected to a desulphurization stage that separates most sulphides from the balance of the flotation tailings to produce two separate tailings products, namely one high-sulphur low-mass and one low-sulphur high-mass.
The Corporation constructed a flotation demonstration plant in 2018 to further de-risk the process and to produce larger quantities of flotation concentrate for customer evaluation and downstream value-add process development. Some of the unit process operations that were optimized in the demonstration plant to de-risk the process included the specific flotation technology for the commercial plant (tank cells and flash flotation), the cleaner circuit grinding equipment (polishing and stirred media mills), and the configuration of the desulphurization circuit.
Multiple programs were completed with equipment vendors and independent laboratories since 2017 to support equipment selection during detailed engineering. These programs included a validation program for the comminution circuit, solid-liquid separation programs for tailings and concentrate streams, drying tests, and wet classification of intermediate concentrates. Further, supplemental tests were carried out to assist in the design of product handling system.
For more details regarding mineral processing and metallurgical testing, refer to chapter 13 of the 2025 Matawinie Mine Feasibility Study
Mineral Resource Estimates
The block model used to generate the current resource of the West Zone for the 2025 Matawinie Mine Feasibility Study has an effective date of November 12, 2025, and it has not changed since the 2022 feasibility study (Allaire et al., 2022). This resource is based on a total of 173 core drill holes which produced 8,274 samples as well as 207 samples collected from channelling work in three trenches. This does not include the quality control samples, all of which returned within acceptable limits. In all, 23 mineralized volumes (17 groups of mineralized intervals) encased in paragneiss units were interpreted and modelled from this data.
The current resource block model for the West Zone deposit was prepared by Yann Camus, P.Eng., of SGS Geological Services located in Blainville, Québec, Canada, using the Genesis© mining software. Interpolation was performed using inverse square distance (ID2) as well as different search ellipsoids that were adapted to the geology of the deposit. The block model was then processed by GEOVIA’s Whittle software to provide an optimized pit. The optimized pit containing the Current Resource was limited to the Tony Block Property boundary to the South of the West Zone Deposit at the effective date of the Resource Estimate (November 12, 2025). The Mineral Resources of the West Zone, or the Matawinie Mine, are presented in Table below.

Table: Pit-constrained Mineral Resource Estimate for the West Zone
Mineral Resource Category(1)(2)	Current Resources (November 12, 2025)(5)(6)(7)
	Tonnage (Mt)	C(g) Grade (%)(3)	Contained Graphite (Mt)
Measured	28.5	4.28	1.22
Indicated	101.8	4.26	4.33
Measured + Indicated	130.3	4.26	5.55
Inferred(4)	23.0	4.28	0.98

Notes:
(1)
The Mineral Resources provided in this table were estimated by Yann Camus P.Eng., Qualified Person of SGS Geological Services, using current Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserves, Definitions and Guidelines.

(2)
Mineral Resources that are not Mineral Reserves have not demonstrated economic viability. Additional trenching and/or drilling will be required to convert Inferred and Indicated Mineral Resources to Measured Mineral Resources. There is no certainty that any part of a Mineral Resource will ever be converted into Reserves.

(3)
All analyses used for the Resource Estimates were performed by ALS Minerals Laboratories and delivered as % C(g), internal analytical code C-IR18.

(4)
Inferred Mineral Resources represent material that is considered too speculative to be included in economic evaluations. Additional trenching and/or drilling will be required to convert Inferred Mineral Resources to Indicated or Measured Mineral Resources. It cannot be assumed that all or any part of the Inferred Resources will ever be upgraded to a higher Resource category.

(5)
Current Resources effective November 12, 2025.

(6)
Mineral Resources are stated at a cut-off grade of 1.78% C(g).

(7)
Quality control standards used for these Mineral Resources returned within acceptable limits, no significant bias was found.

For more details regarding the mineral resources, refer to chapters 12 and 14 of the 2025 Matawinie Mine Feasibility Study.
Mineral Reserve Estimate
The Matawinie Mine will be mined using conventional open pit mining methods consisting of drilling, blasting, loading, and hauling. Ore will be hauled to the primary crusher and waste rock and tailings will be placed in a co-disposal facility (“CDF”). The CDF will initially be located at the surface and as of Year 7, tailings and waste rock will be placed inside the mined out open pit.
The Mineral Reserves for the Matawinie Mine were prepared by Jeffrey Cassoff, P.Eng., Principal Mining Engineer with BBA; a Qualified Person as this term is defined under NI 43-101.
The Mineral Reserves have been estimated based on a graphite concentrate selling price of $1,334/t and a 25-year LOM plan.
Development of the LOM plan included pit optimization, pit design, mine scheduling and the application of modifying factors to the Measured and Indicated Mineral Resources. The reference point for the Mineral Reserves is the feed to the primary crusher. The tonnages and grades reported are inclusive of mining dilution, geological losses, and operational mining losses.
The pit optimization analysis was validated in January 2025 with updated operating costs and selling prices to ensure that the cut-off grade is still valid and that the proposed mine life and economic returns are comparable with the 2022 feasibility study (Allaire et al., 2022).
Table below presents the Mineral Reserves that have been estimated for the Matawinie Mine, which include 17. Mt of Proven Mineral Reserves at an average grade of 4.16% C(g) and 44.3 Mt of Probable Mineral Reserves at an average grade of 4.26% C(g) for a total of 61.7 Mt of Proven and Probable Mineral Reserves at an average grade of 4.23% C(g). To access these Mineral Reserves, 15.5 Mt of overburden and 56.2 Mt of waste rock must be mined, resulting in a strip ratio of 1.16:1.

Table: Matawinie Mine Mineral Reserves
Category	Tonnes (Mt)	C(g) Grade (%)	Contained Graphite (Mt)
Proven	17.3	4.16	0.7
Probable	44.3	4.26	1.9
Proven & Probable	61.7	4.23	2.6

Notes:
(1)
The Qualified Person for the Mineral Reserve Estimate is Jeffrey Cassoff, P.Eng., of BBA Inc.

(2)
The effective date of the estimate is November 12, 2025.

(3)
Mineral Reserves were estimated using a graphite concentrate selling price of $1,334/t, and consider a 2% royalty, and selling costs of $34.23/t. An average grade of 97% C(t) was considered for the graphite concentrate.

(4)
A metallurgical recovery of 93% was used.

(5)
A cut-off grade of 2.20% C(g) was used.

(6)
The strip ratio for the open pit is 1.16 to 1.

(7)
The Mineral Reserves are inclusive of mining dilution and ore loss.

(8)
The reference point for the Mineral Reserves is the primary crusher.

(9)
Totals may not add due to rounding.

For more details regarding the mineral reserve estimates, refer to chapter 15 of the 2025 Matawinie Mine Feasibility Study
Mining Methods
Mining will be carried out with drilling and blasting on 10 m high benches and loading will be done in two 5 m flitches. The loading fleet will consist of two diesel-powered hydraulic excavators equipped with 6.0 m3 buckets and loading will be done with a fleet of 12, 60-tonne rigid frame mining trucks. A frontend wheel loader will support the excavators with loading and ore blending.
Tailings produced at the concentrator will be segregated after the desulphurization circuit into low-sulphur content of non-acid generating (“NAG”) tailings and a sulphide concentrate of potentially-acid generating (“PAG”) tailings. Both NAG and PAG will be filtered to reduce water content, loaded with a front-end wheel loader into a fleet of five, 60-tonne haul trucks, transported to the CDF facility, and co-disposed with waste rock into deposition cells on a lined platform. A fleet of CAT D8 dozers and hydraulic excavators will place and compact the tailings and waste rock on the CDF.
The mine will operate on two 8-hour shifts, 5 days per week, while the mill will operate 24 hours per day, 365 days per year. A storage dome containing crushed ore will ensure availability of ore to the mill when the mine shuts down for evenings and weekends.
The ultimate pit designed for the Project considers 20 m wide haul ramps for double-lane traffic, 13 m wide ramps for single-lane traffic for the lower benches, a maximum ramp grade of 10%, and a minimum mining width of 20 m. SRK Consulting carried out an open pit slope investigation and stability assessment in 2021 to update previous geotechnical work.
The ultimate pit is approximately 3,000 m long and 400 m wide at surface. The total surface area of the pit is roughly 82 ha. The pit contains five independent ramp systems which are required for pit phasing and the in-pit placement of waste rock and tailings. The deepest part of the pit is at the 345 m elevation, at the north end of the pit, where the total depth of the pit from surface reaches 185 m. The pit avoids a wetland on the southwest corner and at its closest point, is 110 m away from the Hydro-Québec power lines.
To maximize the net present value (“NPV”) of the Project, mining phases (pushbacks) have been designed and incorporated into the mining sequence to defer waste rock stripping and to provide a blended feed grade that is acceptable for the concentrator over the life of the Project.

The deposit will be mined from south to north to ensure adequate space is available for in-pit backfilling of waste rock and tailings once the initial CDF at surface is filled to capacity. The south end of the pit can also be accessed at lower strip ratios than at the north end. The mine plan promotes progressive reclamation to minimize affected land and impacts on biodiversity.
A mine production plan has been prepared using the Mine Plan Schedule Optimizer (“MPSO”) tool in the Hexagon MinePlan 3D software. The mine plan has been prepared quarterly for the first 2 years of production, annually for the following 11 years, and in 3-year increments thereafter. The mine plan also includes a six-month period of pre-production to prepare the pit for mining operations.
The mine plan aims to produce up to 105,900 t of concentrate per year and targets the nominal mill throughput capacity of 324 tph, resulting in a maximum mill feed of 2.551 Mtpy considering an overall mill utilization of 90%.
During the 25-year life of the mining operations, the total material mined from the open pit peaks at 6.2 Mt in Year 3 and averages 5.6 Mtpy for the first 22 years. The average diluted C(g) grade ranges from 4.00% to 4.40% for the first 22 years, and averages 4.88% in the final 3 years. The mine plan is successful at achieving the targeted concentrate production, with a low of 101,000 t in Year 12 and a peak of 105,900 t in Years 8 and 10. The nominal concentrate production is 105,882 tpy.
The Corporation has signed a Master Fleet Services Agreement (“MFSA”) with Caterpillar, who will supply the equipment using its Job Site Solutions (“JSS”) service model. With this model, the Corporation will pay for machine use on an hourly basis, which includes the machine supply and maintenance (parts and service), and a fleet management system. The Corporation will be responsible for fuel consumption, machine operator, wear parts and supply to the mine garage.
The mine workforce, which includes the tailings operations team, will peak at 78 employees when the mine is in full production.
For more details regarding the mining methods, refer to chapter 16 of the 2025 Matawinie Mine Feasibility Study.
Recovery Methods
The mineral processing facility has been designed to produce a nominal quantity of 105,882 dry tonnes of graphite concentrate per year. The design was based on the results from the metallurgical testing that has been done at the Corporation’s demonstration plant and at external laboratories. Table below summarizes the general process design basis. It is assumed that the total carbon content, referred to as C(t), should be equal to C(g), in graphite concentrate, since the processing of the ore usually eliminates sources of carbon other than graphite.
Table: General process design criteria
Parameter	Unit	Value
Nominal Ore Processing Rate	dry tpy	2,563,728
Total Carbon Ore Grade	% C(t)	4.33
Graphite Ore Grade	% C(g)	4.23
Crusher Operating Time	%	37.5
Concentrator Operating Time	%	90
Final Graphite Concentrate Grade	% C(g)	97.5
Final Graphite Concentrate Recovery	%	93
Total Nominal Graphite Production	dry tonnes per year	105,882
The concentrator is designed to produce a graphite concentrate containing 97.5% C(t) (total carbon) from an ore containing 4.33% C(t). Tailings will be processed to generate two tailings streams, NAG and PAG. Each stream will be dewatered and filtered. Table below shows the high-level mass balance.

Table: Concentrator mass balance
Stream	Solids		Total Carbon (C(t))
	tpy	tph	Grade	Recovery
Feed	2,563,728	325.2	4.33%	100.0
All Concentrates	105,882	13.4	97.5%	93.0
+50 mesh concentrate	12,705	1.6	—	—
-50 to +80 mesh concentrate	31,765	4.0	—	—
-80 to +150 mesh concentrate	29,647	3.8	—	—
-150 mesh concentrate	31,765	4.0	—	—
All Tailings	2,457,846	311.8	0.32%	7.0
NAG	—	257.6	—	—
PAG	—	54.2	—	—
Run of mine (“ROM”) is crushed using jaw crushers. The crushed ore is transported by conveyor to the covered stockpile. Crushed ore is withdrawn from the pile with apron feeders and is sent to the grinding circuit using a conveyor.
The semi-autogenous (“SAG”) mill is in closed circuit with a single deck vibrating screen. The screen oversize is returned to the SAG mill and the screen undersize is sent to the ball mill circuit.
The ball mill operates in closed circuit with a bank of cyclones. The ball mill discharge is pumped to the cyclones feed, the underflow of which returns to the ball mill while the overflow proceeds to the rougher/scavenger flotation.
The graphite liberation particle size in the cyclones overflow corresponds to a P80 of 0.212 mm for nominal case and 0.150 mm for design case.
The rougher/scavenger flotation circuit consists of four mechanical tank cells and aims to recover the majority of all liberated graphite.
Upgrading of the rougher/scavenger graphite concentrate is done in four cleaning stages that will be conducted in series. The primary cleaning phase consists of polishing mill and mechanical flotation cells; cleaner 1 concentrate goes to the cleaner 2 while its tailings are pumped to the cleaner scavenger cells for the recovery of the more challenging middlings. The cleaner 2 concentrate will be sent to the secondary cleaning, comprised of attritor milling stage before flotation stage. The attritor mill discharge will be transferred to cleaner 3; concentrate of this flotation cell goes to the 4th tank cell while its tailings are pumped to the cleaner scavenger. The tailings of cleaner 4 are returned to cleaner 3 and their concentrate will be pumped to the 3rd cleaning stage then the 4th. Those two last cleaning stages are similar to the previous one (each with an attritor milling stage) except that a flotation column is used at the end of the circuit. The concentrate of the last column (cleaner 8) is considered as final concentrate and will be pumped to the concentrate thickener.
The final graphite concentrate is thickened, filtered and dried. After drying the product is bagged in bulk or dry screened and bagged into four products: (+50 mesh/+300 μm), (-50 +80mesh/ -300 +180 μm), (-80 +150mesh/-180 +106 μm) and (-150 mesh/-106 μm).
The concentrator tailings are initially thickened for process water recovery and then pumped to the tailings desulphurization circuit. Desulphurization circuit consists of two main steps, first removal of the magnetic sulphides by the Medium Intensity Magnetic Separator (“MIMS”) and then treating the non-magnetic portion in the sulphide flotation circuit for further sulphide removal. This circuit produces NAG tailings and PAG tailings that are thickened, filtered and stockpiled before being trucked to the co-disposal site.
Reagents used for the graphite concentration process are the collector (fuel oil) and frother (methyl isobutyl carbinol “MIBC”). A collector (Xanthate) and a frother (MIBC) are used in the desulphurization circuit. A flocculant and lime will also be required.

Water recycling will be maximized as most of the process water will be recovered either from the thickeners or the BC-2 pond. Fresh water consumption is minimized and is only used when clean water is required for the reagent preparation or to compensate BC-2 pond shortages during the winter season.
The concentrator and administration personnel amounts to 66 which brings the total to 144 full-time employees working at the Matawinie Mine once in full production.
For more details regarding recovery methods, refer to chapter 17 of the 2025 Matawinie Mine Feasibility Study
Project Infrastructure
Project Infrastructure
The project infrastructure includes the 120 kV electrical power line, the main access road and site roads, industrial area buildings including the crusher, concentrator and stockpiling domes, prefabricated electrical rooms and service buildings. It also includes the tailings storage area, water management facilities with collection basins and ditches to collect surface runoff, dewatering for the open pit, pumping stations, piping and a water treatment unit.
Site services include electrical distribution and communication, site fire protection, fresh and process water supply, potable water, and sewage treatment.
Water Management Plan
The mine water management plan addresses the surface runoff and process water to be collected from the industrial areas, including the open pit, the rockfill/overburden/topsoil stockpiles and CDF, and along the mining/access roads of the Matawinie Mine site. The surface water management infrastructure (i.e., ditches, basins and pumping/treatment requirements) are sized based on the required volume of surface runoff to manage, which varies based on the catchment area of the CDF and the open pit. Hence, the water management plan is divided into two distinct phases (A and B-1) as the drainage area increases with the mine development. Water to be used in the mineral processing will be taken directly from the BC-2 pond, located in the industrial area. The remaining water will be kept in the basin for recirculation or directed to the WTP. Treated water from the WTP will be discharged into the Ruisseau à l’Eau Morte following monitoring of flow and water quality, in full compliance with applicable laws, regulations, and standards.
Co-disposal Facility
Geochemical testing carried out demonstrated that the tailings to be generated at the Matawinie Mine are PAG. Therefore, most of the tailings will be desulphurized by sulphide flotation and magnetic separation to produce a stream of NAG and a stream of PAG tailings, thereby reducing the amount of PAG tailings. After the thickening process required for process water recovery, NAG and PAG tailings will be filtered using presses prior to being hauled to the CDF. Both the NAG and PAG tailings, along with the waste rock generated by mining activities, will be placed and compacted within the CDF. According to the most recent mine plan, in-pit deposition will be carried out in the 7th year of operation. The total quantity of waste rock and tailings to be managed in the CDF, including the in-pit deposition, is 67.4 Mm3. Progressive reclamation of the CDF will also be carried out starting in Year 4 of mine operation.
For more details regarding the project infrastructure, refer to chapter 18 of the 2025 Matawinie Mine Feasibility Study.
Market Studies and Contracts
Market Studies and Final Product Pricing
This section has been written with information provided by Benchmark Mineral Intelligence (“BMI”) and other confidential market research firms. BMI is an independent credible source that compiles international graphite prices and other commercial information for various commercial size fractions and concentrate purities. Market information from contracts with customers, namely Traxys North America LLC, Panasonic Energy Co., Ltd, as well as from other commercial arrangements with an undisclosed active anode manufacturer and with the Government of Canada, are confidential; however, it was considered when pricing the graphite concentrate flakes of this section.

Flake Graphite
Flake graphite is a product that is essentially a concentrate from the Matawinie Mine. It can be commercialized without added-value processing; many established markets use such product. The LOM basket price is set at $1,334/t based on flake size distribution and purity, as presented in Table below, which represents a total volume of 105,882 tpy. BMI prices from Table below are derived from an August 2024 analysis and have remained largely unchanged since, indicating a stable pricing environment.
Table: NMG’s selling price for flake graphite products
Product	+50 Mesh	+80 Mesh	+150 Mesh	-150 Mesh
Mine Flake Size Distribution (%)	12	30	28	30
Mine Flakes Output (tpy)(1)	12,706	31,765	29,647	31,765
Price (USD)(2)	1,625	1,380	1,281	1,222

Notes:
(1)
Mine flakes output based on a nominal production rate of 105,882 tpy.

(2)
BMI — Natural Graphite Market Study — August 2024.

Project Contracts
Several important milestones have been reached in the development of the Matawinie Mine including securing an energy block for the mine and concentrator from Hydro-Québec with engineering of the electrical line underway, permits to start construction have been granted, and the access road to the Matawinie Mine site has been built. Additionally, the basic and detailed engineering advancement is currently estimated at 80% completion. Long lead items for the electrical substation (transformer and switchgear) have been awarded. The main contracts remaining to be awarded pre-FID to maintain the Matawinie Mine’s critical path are the following:
•
Long lead mineral processing equipment (mills and filter presses);

•
Construction management contract;

•
Civil construction tenders.

For more details regarding the market studies and contracts, refer to chapter 19 of the 2025 Matawinie Mine Feasibility Study.
Environmental Studies, Permitting, and Social and Community Impact
The Corporation intends to develop ESG-oriented operations at its Phase-2 Matawinie Mine through the integration of some of the industry’s latest technological innovations, best practices to reduce GHG emissions, sustainable design of infrastructure to minimize environmental impacts and proactive management of potential social impacts.
Continuous active stakeholder engagement plus an Environmental and Social Impact Assessment (“ESIA”) realized by SNC-Lavalin (2019) for the Matawinie Mine underpin sustainable development of the Matawinie Mine. Complete inventories of fauna and flora were carried out to optimize the development by reducing the Matawinie Mine’s footprint, avoiding sensitive habitats and integrating mitigation measures for vulnerable species. All impacts generated by this Project have been controlled and contained within 1 km of the mining site. Following an extensive public hearing process in 2020, the BAPE issued its report and recommendations regarding NMG’s Phase-2 Matawinie Project. The Government’s environmental assessment analysis continued at the MELCC and resulted in the adoption of a ministerial Decree that authorized the Matawinie Project on January 20, 2021, (Décret 47-2021). Following the issuance of the Decree, the Corporation must still comply with the different regulatory requirements regarding the quality of the environment, social and environmental monitoring, reporting, and permitting for different phases of construction, mining operations, and closure.

The concentrator and the CDF of tailings and waste rock will be located less than 500 m from the mine as to minimize truck cycle times and lower the Matawinie Mine’s operating costs. As specified in Condition 3 of the Decree, full-scale field-testing was constructed during the summer of 2020 reproducing the parameters of the tailings’ co-disposal design. The goal was to simulate specific parameters of the deposition plan with instruments at certain strategic locations. The results of the cell provide insight to ensure a safe design including proof design criteria into the deposition plan and the monitoring QA/QC program (Condition 4 of the Decree). Based on collected data and correlations, project pH-dependent water-quality models for full-scale mine site components are validated (Lamont and MDAG, 2020, Lamont, 2020).
Progressive reclamation activities will be carried out during the mining activities. The final reclamation cover will be placed on the co-disposal pile as soon as an area of the pile will have reached its final elevation. Reclamation will include all activities carried out during the mining operations (progressive reclamation) and at the end of mining activities covered by the closure plan.
The Corporation has planned its operation activities to respect the noise limits of the zoning category I of instruction notes 98-01, which are 45 dBA during the day and 40 dBA at night (LAr, 1 h) applicable with a voluntary acquisition program within 1-km radius of the open pit or to the closer receptor (if less than 1 km radius). The Corporation will carry out annual noise measurement campaigns during construction and operation. A permanent station in the residential sector Domaine Lagrange is installed and provides real-time noise measurements, making it possible to monitor variations in noise emissions and provide reference data.
In February 2024, the Corporation submitted a Decree modification. The requested modifications are the result of the Corporation’s exploration work, which had identified a continuity of the deposit to the south of the proposed pit in the area where Hydro-Québec held the surface rights because of the construction of a new high-voltage line. In February 2022, Hydro-Québec transferred its surface rights to the Corporation so that the graphite resources south of the pit could be mined. At the same time, the Corporation carried out geotechnical stability studies for the pit walls, which led to the optimization of the slopes for the mining operation and its securing. As a result, with the expansion of the pit to the south and a modification of the slopes, the reserves, and quantities of mine waste to be extracted were reviewed and increased accordingly, which led to a change in the mining plan. With the new mining plan, the average annual mining rate has, therefore, been slightly increased. In 2022, the Corporation published an integrated feasibility study that combined updated plans for the Matawinie Mine and Bécancour Battery Material Plant (Allaire et al., 2022). At the time of the publication of this Study, the detailed engineering of the mine’s infrastructure was already advanced and the construction of certain elements of the mine project had begun, which led to clarifications compared to the 2018 feasibility study (DRA, 2018). The effects of the activities that are part of the application for an amendment to the Decree on the valued components consider all adjustments to the mining project. To do this, atmospheric emissions, or noise environment models, were carried out with information from the up-to-date detailed engineering plans. The application to amend the Decree concerns the capacity of the Matawinie Mine with an increase in production or, a change in the process, and covers activities related to the following aspects:
•
Updating hours of operation for the transportation and handling of tailings;

•
Updating the mine plan, including the expansion of the pit to the south;

•
Graphite production from 100,000 tpy to 106,000 tpy, including industrial site adjustments;

•
The authorization to amend Condition 2 of Decree 47-2021 in accordance with the update of the mining plan;

•
The addition of a powder magazine.

As specified in Condition 3 of the Decree, full scale field testing was undertaken during the summer of 2020. The goal was to simulate specific parameters of the deposition plan for the CDF with instruments at certain strategic locations. Probes for measuring temperature, capillary pressure, water content and oxygen content have been installed, and data has been collected and analyzed since August 2020. After 3 years, the cell provided all the information required to enable the development of design criteria for the full-scale Matawinie Mine.
As per Condition 6 of the Decree, the Corporation must present the progress of work to electrify mobile mining equipment as well as an update of the schedule for carrying out this work.

The Corporation carries out the environmental monitoring activities as described in the Decree and/or as requested by the government authorities in authorizations. The final version of the territorial integration plan was sent to the MRNF and MELCCFP (Condition 13) and has been approved. A Monitoring Committee is in place and acts as a consultative body as well as a platform for environmental and social surveillance of the Corporation’s operations. Led by NMG’s Community Relations Coordinator and with planned representation of local citizens, the Atikamekw First Nation, business representatives, and local organizations, the committee will remain in place until the post-closure monitoring period of the mine.
For more details regarding the reasonably available information on environmental, permitting, and social or community factors related to the project, refer to Chapter 20 the 2025 Matawinie Mine Feasibility Study.
Capital and Operating Costs
Matawinie Mine and Concentrator Capital Cost Estimate
The Matawinie Mine is a greenfield mining and processing facility with a nominal mill feed capacity of 2,563,728 tpy of ore to produce 105,882 tpy of graphite concentrate. The estimated capital cost for the mine and concentrator plant is including direct and indirect costs. An additional of sustaining capital was allocated for the CDF and water management.
Table: Summary of capital cost estimate for the Matawinie Mine and Concentrator
Area	Description	Total ($)
0	Site Preparation	56,400,760
1	Mine	8,851,475
2	Ore Crushers & Stockpile	27,276,149
3	Processing Plant	124,873,785
4	Architectural	15,484,854
5	Mechanical	52,279,138
6	Reagents	5,681,414
7	Tailings and Water Management	31,629,142
Total Direct Costs		322,476,717
	Owner’s Costs	20,714,142
	EPCM Services	26,092,924
	GC General Conditions	16,855,328
	POV & Mechanical Acceptance	2,630,947
	Commissioning Spare Parts	0 – included in Direct Costs
	Initial Fill	613,888
	Freight	6,138,876
	Vendor Representatives	1,929,361
	Insurance and Duties	1,403,172
	Contingency	22,388,503
Total Indirect Costs		98,767,139
Total Direct + Indirect Costs		421,243,856

Note: Totals may not add up due to rounding.
Matawinie Mine and Concentrator Operating Cost Estimate
The estimated operating costs of the Matawinie Mine cover mining, tailings, processing, general administration, concentrates transportation cost and sales and marketing fees.
The sources of information used to develop the operating costs include in-house databases and outside sources particularly for materials, services and consumables.

Table: Operating costs summary for the Matawinie Mine and Concentrator Project
Description	Cost per Year ($/y)(1)	Cost ($/t concentrate)(2)	Total Costs (%)
Mining	14,391,474	136	32%
Ore Processing	19,984,518	189	45%
Tailings & Water Management	4,265,192	40	10%
General and Administration	3,161,902	30	7%
Transportation Cost(3)	2,339,573	22	5%
Sales and Marketing	177,607	2	0%
Total OPEX	44,320,267	419	100%

Notes:
(1)
Costs are presented as the annual averages at steady-state after the ramp-up period.

(2)
Costs are calculated based on a nominal production rate of 105,882 tpy

(3)
Total transport costs for the portion of concentrate sent to client designated receiving facilities are distributed across total concentrate production.

For more details regarding capital and operating costs, refer to Chapter 21 of the 2025 Matawinie Mine Feasibility Study.
Economic Analysis
An economic analysis based on the production and cost parameters of the Project was prepared and the results are shown in Table below.
Table: Economic highlights
Description	Unit	Value
Total Diluted Proven and Probable Reserve	M tonnes	61.7
Nominal Concentrate Production	tpy	105,882
Total Revenue	$M	3,308
Total Operating Costs	$M	1,097
Initial Capital Costs (excludes Working Capital)	$M	421
Sustaining Capital Costs	$M	45
Mine Rehabilitation Trust Fund Payments	$M	23
Total Pre-tax Cash Flow	$M	1,721
Total After-tax Cash Flow	$M	1,101
The financial analysis is based on the sales prices (weighted average on the life of mine) shown in Table below. Prices in USD were converted to CAD with the exchange rate of 0.7143 USD per CAD (1.40 CAD per USD) was used to convert the USD market price projections into Canadian currency.
Table: Sales prices breakdown per product
Flake Size	Price (LOM Average / in USD)	Distribution
Jumbo (+50 mesh)	1,625	12%
Coarse (-50+80 mesh)	1,380	30%
Intermediate (-80+150 mesh)	1,281	28%
Fine (-150 mesh)	1,222	30%
Matawinie Basket	1,334	100%

The financial indicators associated with the economic analysis are summarized in Table below.
Table: Economic highlights
Economic Highlights	Unit	Matawinie Mine
Pre-tax NPV (8% discount rate)	$M	379
After-tax NPV (8% discount rate)	$M	238
Pre-tax IRR	%	17.3
After-tax IRR	%	15.8
Pre-tax Payback	year	5.7
After-tax Payback	year	5.3
Nominal Annual Production	tpy	105,882 t of graphite concentrate
Life of Mine	year	25
Figures below show the sensitivity of the after-tax NPV and IRR, respectively, to variations in Capex, Opex, Sales Prices and the USD/CAD Exchange Rate. The vertical dashed lines represent the typical margin-of-error interval associated with FS-level cost estimates.
The 2025 Matawinie Mine Feasibility Study was compiled according to widely accepted industry standards. However, there is no certainty that the conclusions reached in this 2025 Matawinie Mine Feasibility Study will be realized.
Figure: Sensitivity of the Matawinie Mine NPV @ 8% (after tax):

Figure: Sensitivity of the Matawinie Mine IRR (after tax):
For more details regarding the economic analysis, refer to Chapter 22 of the 2025 Matawinie Mine Feasibility Study.
Interpretation and Conclusions
The 2025 Matawinie Mine Feasibility Study shows that the Matawinie Mine is technically feasible as well as economically viable. It supports the Corporation’s Project financing. From the FID, the Corporation’s Phase 2 Matawinie Mine could be built within an approximate 31-month schedule.
There is no certainty that the economic forecasts on which this study is based will be realized. There are a number of risks and uncertainties identifiable to any new project which usually cover the mineralization, process, financial, environment and permitting aspects. The Corporation’s Phase-2 is no different and an evaluation of the possible risks was undertaken as part of the 2025 Matawinie Mine Feasibility Study.
Following an analysis of the major risks to the Project, the study recommends a P50 management risk reserve of $21M. This reserve is not included in the capital cost estimate but is within the range of the financial sensitivity analysis of the capital cost. The top risks are 1) Construction productivity differing from baseline estimate; 2) Specialized equipment delivery times are longer than expected; and 3) Contractor bids differ from the budget.
The QPs of the 2025 Matawinie Mine Feasibility Study consider that, within their expertise, the Matawinie Mine is sufficiently robust to warrant moving to the development phase.
For more details regarding the interpretation and conclusions, refer to Chapter 25 of the 2025 Updated Feasibility Study.
Recommendations
Table below lists the most significant recommended work to further advance and optimize the Corporation’s Project.
Table: Significant recommendations cost breakdown
Recommendations	Costs ($)
Additional drilling to convert Probable Mineral Reserves to Proven Mineral Reserves in the Starter pit and Phase 1 pit	700,000

For more details regarding the recommendations, refer to Chapter 26 of the 2025 Updated Feasibility Study.
Description of the Battery Material Plants Project
Phase-1 Battery Material Demonstration Plant
Each of the Battery Material Plants is set to produce a wide range of graphite-based advanced materials through onsite shaping, purification, and coating transformation units. The Corporation is testing and operating its Phase-1 Battery Material Demonstration Plants along with tests at third-party facilities for these refining processes, thus informing the engineering of the planned Phase-2 Battery Material Plants. Shaping, purification, and coating modules at the Corporation’s Phase-1 facilities and partnering facilities produce samples of varying specifications to inform engineering of the Battery Material Plants Project, support qualification efforts, and optimize technological and operational parameters of advanced refining processes.
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Multiple samples produced during the period to support product qualifications with customers and other tier-1 battery/EV manufacturers.

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Site visits by customers enabling the harmonization of test protocols at the Corporation’s battery laboratory.

Shaping Demonstration Plant
The Corporation has been operating a demonstration plant in Saint-Michel-des-Saints since February 2020 (the “Shaping Demonstration Plant”). The Shaping Demonstration Plant allows the Corporation to optimize the process parameters for two essential aspects of the future anode material production, micronization and spheronization, to manufacture dense spherical graphite particles with the highest possible yield and throughputs using as feedstock the high-purity flake concentrate from the Concentrator Demonstration Plant.
The micronization process typically uses jet or hammer mills to decrease graphite concentrate flakes to the desired size. Spheronization modifies the micronized graphite further by rounding the graphite shape in preparation for use as battery anode material. The Corporation’s Shaping Demonstration Plant uses flake concentrate feedstock from its Concentrator Demonstration Plant and processes it through a micronization system to decrease the average flake size.
Purification Demonstration Plant
Testing protocols and sample production based on the Corporation’s proprietary thermochemical technology were completed in Q1-2025 at the purification demonstration plant (the “Purification Demonstration Plant”). The Corporation is decommissioning this facility in light of technology changes and as the industrial space lease nears its end; the decommissioning of this facility is near completion.
Following testing at the Purification Demonstration Plant and continued testing at third-party sites, trade-off analyses and process optimization, the Corporation has selected the prevalent chemical purification technology for its future Battery Material Plants. Optimization of this purification process to refine environmental performance, as well as operational and financial parameters along with sample production are being carried out at partnering facilities to support engineering and commercialization efforts.
Coating Demonstration Plant
The final process step to produce coated anode material consists of the application of an amorphous carbon coating on the surface of the ≥99.90% Cg spheronized purified graphite, from a carbon precursor in order to minimize the surface area and improve the stability of the SEI (solid-electrolyte-interface) and optimize the cycle life and long-term performance in the battery system. The Corporation has advanced the deployment of its coated spherical purified graphite (“CSPG”) production and has produced CSPG as per potential customers’ specifications with its Phase 1 coating line in Saint-Michel-des-Saints (the “Coating Demonstration Plant” and, collectively with the Shaping Demonstration Plant and the Purification Demonstration Plant, the “Battery Material Demonstration Plants”.)

Phase-2 of the Battery Material Plants Project
The information provided under this section is derived from the AACE Project Cost Estimates. Readers are cautioned that AACE Project Cost Estimates are not technical reports for the purposes of NI 43-101 and should therefore not be viewed as equating to a “technical report”, a “prefeasibility study” or “feasibility study” as defined under NI 43-101 because the Battery Material Plants are not “mineral projects” as defined in NI 43-101 but rather industrial projects, and therefore are not governed by NI 43-101. The AACE Project Cost Estimates are technical studies relating to the design, construction, and operation of the Battery Material Plants and results should not be relied upon for investment decisions.
During the twelve-month period ended December 31, 2024, and the nine-month period ended September 30, 2025, the Corporation incurred engineering expenditures of $17,998k and $10,418k, respectively. These expenditures primarily related to the AACE Project Cost Estimates.
13 ktpy Battery Material Plant
The Corporation is currently assessing commercial and technical feasibility of the 13 ktpy Battery Material Plant to initially fulfill its committed volumes under the Panasonic Energy Agreement. As of the date of this Prospectus, the Corporation intends to prioritize, as an initial milestone for the Battery Material Plants, the development of the 13 ktpy Battery Material Plant. Based on the 13 ktpy Battery Material Plant Estimate, the estimate of capital expenditures (CAPEX) with respect to the 13 ktpy Battery Material Plant is expected to be approximately US$213 million.
The Corporation’s next steps are to: (i) advance detailed engineering by completing Class 3 AACE estimates and finalizing engineering packages to de-risk the project and prepare for the procurement and construction phases; (ii) secure key procurement contracts prior to reaching FID for the 13 ktpy Battery Material Plant; (iii) obtain all necessary regulatory approvals, permits, and authorizations to commence construction and ensure compliance for operational readiness of the 13 ktpy Battery Material Plant; and (iv) secure the site and building to house the 13 ktpy Battery Material Plant. Upon obtaining FID, construction is expected to commence and take approximately twenty-four (24) months, followed by a twelve (12) month ramp-up period, with the objective of reaching full nameplate capacity within approximately thirty-six (36) months following FID.
The 13 ktpy Battery Material Plant Estimate is classified as a Class 5 AACE estimate, which is typically prepared based on very limited information and subsequently have wide accuracy ranges. As such, the 13 ktpy Battery Material Plant Estimate forms the initial control estimate against which all actual costs and resources will be monitored. The estimate of capital expenditures (CAPEX) with respect to the 13 ktpy Battery Material Plant is future-oriented financial information. This projection is, and will remain, estimate only, and there can be no assurance that it will prove accurate. Such projection is based on numerous assumptions, including the following material assumptions: (i) targeted production capacity and associated design and throughput; (ii) expected capital costs for major processing equipment, raw materials, and installation; (iii) projected labour costs and workforce availability during construction and commissioning; (iv) assumed foreign exchange rates; (v) anticipated costs of site preparation and building; and (vi) expected construction schedule, commissioning timeline, and ramp-up profile. While the Corporation believes these assumptions are reasonable as of the date of this Prospectus, there is no guarantee that they will prove accurate. Investors should not rely on the future-oriented financial information on the construction of, and the production from the 13 ktpy Battery Material Plant made by the Corporation. The 13 ktpy Battery Material Plant Estimate has an accuracy range of -30% to +50%, based on cost data as of Q3 2025. CAD values were converted to USD at 1.40. For indicative purposes, applying a sensitivity range of CAD/USD 1.35 to 1.45, the estimated capital expenditures (CAPEX) are approximately US$219 million at an exchange rate of 1.35 CAD/USD and approximately US$207 million at an exchange rate of 1.45 CAD/USD.
To enable the development of the initial 13 ktpy Battery Material Plant, the Corporation will need to secure an existing site and building to house the facility. While the Corporation is currently seeking such a site and building, there is no assurance that it will be able to secure a suitable site and building in the future on commercially reasonable terms, or at all. Failure to do so could materially impact the timing and feasibility of the 13 ktpy Battery Material Plant project, including basic engineering and value engineering.

Bécancour Battery Material Plant
The Corporation owns a 200,000 m2 land in the Bécancour industrial park in Québec, Canada, where the Corporation intends to build, at a later stage, a processing plant, for active anode material production. Approximately 150 km northeast of Montréal, close to the Saint Lawrence River, the site provides local infrastructure with a direct supply of chemicals from nearby producers, affordable hydroelectricity, and a regional pool of skilled workforce.
As of the date of this Prospectus, the Panasonic Energy Agreement, which is expected to be fulfilled by the 13ktpy Battery Material Plant, is the only offtake agreement in place for active anode material and other existing commercial offtake agreements are directly related to the Matawinie Mine Project, and not the Battery Material Plants, see “Recent Development” in this Prospectus and “Project Execution Strategy Update” incorporated by reference herein. The Bécancour Battery Material Plant is designed to receive Matawinie’s graphite concentrate production in preparation for commercial distribution. In order to advance the development of the Bécancour Battery Material Plant, the Corporation is pursuing active anode material offtake agreements with other clients and will need to undertake a comprehensive review of its existing commercial offtake agreements. This review is necessary to align contractual commitments with the Corporation’s updated production strategy and capacity objectives. As part of this process, the Corporation anticipates that certain existing agreements may need to be amended or terminated. In particular, the Corporation expects that the current Supply Term Sheet or the definitive agreement once concluded with the GoC will need to be terminated to ensure flexibility in allocating production volumes. The Corporation may also consider sourcing raw materials for the Bécancour Battery Material Plant from third-party suppliers. Given the foregoing, as of the date of this Prospectus, the Corporation intends to prioritize, as an initial milestone for the Battery Material Plants, the development of the 13 ktpy Battery Material Plant. Except for the current offtake agreement with the GoC under which the Corporation has the contractual right to unilaterally terminate, there can be no assurance that the Corporation will successfully renegotiate or terminate existing agreements on favorable terms, or that new agreements will be concluded in a timely manner. Failure to do so could materially impact the Corporation’s ability to proceed with the Bécancour Battery Material Plant as planned.
Location
The Bécancour Battery Material Plant site is located on Lot # 3 294 065 of the cadaster of the province of Québec in the Bécancour Industrial Park. The site, located across the river from Trois-Rivières, is about halfway between the two largest urban centers in the province of Québec, namely the Montréal and Québec City metropolitan areas. The Corporation’s 200,000 meters (“m”)² L-shaped property presents soil quality and underground water in line with industrial use standards. The property is bordered to the north by a rail line and the Trans-Canada pipeline. Road access to the property is from the west side via Avenue G.A. Boulet. The site is strategically located and offers access to all necessary nearby infrastructure and services including:
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Access to a 120-kV electrical line, part of Hydro-Québec’s existing distribution network, running along the northern border to the property;

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Access to a natural gas pipeline along the eastern border of the property;

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Direct potable and industrial water access along multiple sides of the property;

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Easy rail, port and road access for both importing raw materials and exporting final products throughout North America and Europe.

Environmental Studies, Permitting, and Social and Community Impact
For the future Bécancour Battery Material Plant, the Corporation completed an environmental baseline study of its site on which the active anode material battery plant is planned to be built.
The Bécancour industrial and port park covers an area of nearly 7,000 ha. It accommodates more than 30 industrial and service companies. The Bécancour Battery Material Plant is part of a new battery industrial hub. Feedback from local stakeholders is important to ensure an inclusive and respectful diversification of the local and regional economy. Through an open and proactive dialogue, the Corporation strives to maintain collaborative relationships with local stakeholders, including the City of Bécancour, the W8banaki First Nation, the regional branch of MELCC and regional industrial, associative and community partners.
The Corporation’s Bécancour Battery Material Plant lot is covered at 88.5% with land. Five wetlands grouped into four types of groupings and 16 terrestrial environments grouped into six types of stands. The general topography of the land is relatively flat, slightly descending towards the St. Lawrence River. No plant species that are threatened, vulnerable or likely to be so designated were listed during the survey.
A Phase I environmental site assessment (“ESA”) based on the CSA Z768-01 standard as well as section 1.0 of the Terrain Characterization Guide was produced for the Bécancour Battery Material Plant Lot. The results suggest the absence of soil and water contamination resulting from the identified environmental issue on the site during the Phase II ESA. Additional characterization by FNX-Innov (2024) were conducted. Based on all the characterization following the Terrain Characterization Guide for the Bécancour Battery Material Plant Lot, it has been determined that all materials present on the site comply with the applicable contamination levels for the site’s zoning and the planned future activities, which are industrial. However, since three soil samples show results exceeding criterion B of the Intervention Guide (> Appendix I of the RPRT) in areas of anthropogenic origin, the registration of a contamination notice in the Land Register in accordance with section 31.58 of the EQA is required. Considering that groundwater analyses conducted between 2020 and 2023 show no exceedance of criteria, no mitigation measures are required to control contamination outside the site.
The Bécancour Battery Material Plant is designed under the trigger to be subject to ESIA according to Appendix I definition of Règlement relatif à l’évaluation et l’examen des impacts sur l’environnement (“RÉEIE”), RLRQ, Chapter Q-2, r.23.1. The plant Ministerial authorization will be needed for construction and operation under section 22 of the Environment Quality Act (“EQA”) and other authorities concerned. Several requests for authorization following the different stages of the design or the construction activities will be required.
Processes for the Battery Material Plants
The processing and methods described below are applicable to both the Bécancour Battery Material Plant and the initial 13 ktpy Battery Material Plant.
Micronization and Spheronization
The micronization and spheronization (“M/S”) sector has two main objectives. First, the concentrated graphite (“CG”), in flake form, undergoes a particle size reduction (micronization), followed by spheronization where the concentrated graphite particles are rounded to increase particle density. This final product is called the spherical graphite (“SG”). The density of the SG is measured in terms of tap density which represents an increased bulk density attained by mechanically tapping a container with the powder sample of the SG.
The degree to which the product is processed in spheronization depends on the end-user specifications and has an impact on the yield (SG/CG) obtained from the process.
In 2019, the Corporation acquired a commercial size M/S unit from a first original equipment manufacturer (“OEM”). This equipment was selected based on trials previously performed at the OEM test centre that showed promising results. This unit was installed in the Phase-1 Battery Demonstration Plant and has been used to perform more than 2,900 tests on the Corporation’s graphite concentrate to understand and optimize the process.
In 2022, the Corporation acquired a second larger M/S unit to increase its production capacity and confirm the OEM test results.
With a combination of thorough Design of Experiments (“DOE”) and planned test phases, over 3,600 runs have been completed with the two units. Several variables were studied to build an in-depth understanding of the impact of each on the final product (powder properties such as PSD and tap density) and the performance (yield and throughput). In parallel, the Corporation continued testing numerous other OEMs to evaluate and choose the equipment with the best performance and cost effectiveness. As a result, a third renowned and experienced OEM has been selected for the M/S section of the Battery Material Plants.

Subsequently, in 2024, commercial-sized M/S equipment from this third OEM was installed and commissioned at the Corporation’s Phase-1 Battery Demonstration Plant.
Purification
An aqueous chemical purification process was adopted by the Corporation to produce battery-grade spherical purified graphite (“SPG”) with ≥ 99.90% carbon content. This method of purification was selected over the previous carbochlorination process as chemical purification has been proven internationally and is currently being effectively used to produce purified graphite at industrial scale.
The process consists of a sequence of atmospheric leaching stages using hydrofluoric, hydrochloric and nitric acids and oxygen to purify the SG. Each stage aims at removing different impurities as the conditions required can vary. The SG is filtered and washed after each leaching stage with SPG being also dried ahead of further processing. Similar process flowsheets are used by several battery material producers in North America and in China.
In 2024 and through 2025, test work programs were undertaken at five (5) independent laboratories to demonstrate the efficacy of the process. Laboratory and pilot scale tests were performed on various samples obtained from the beneficiation demo plant after M/S. Test variables included reagent types and a combination of leach temperature and retention time. The current design of the purification sector is based on the test conditions that have achieved the target product quality including carbon grade and impurity limits.
Test work is ongoing to ensure the robustness of the purification process for the various profile of graphite that would be processed over the project life. The tests also aim at optimizing the process conditions, such as temperature, retention time and reagent concentrations.
Coating
The coating of SPG aims at enhancing the electrochemical performance of active anode materiel in lithium-ion batteries.
This coating process is carried out in several stages starting with the micronization of solid carbon precursor that is mixed with the SPG in a specific ratio. This uniform mixture is then heated in successive stages inside a furnace under an inert atmosphere. Once heated, the volatilized precursor is deposited on the surface of the graphite and is subsequently calcined to obtain an amorphous carbon coating on the surface of the SPG. Once cooled, the Coated SPG (“CSPG”) undergoes deagglomeration and sieving steps to obtain the particle size required by the various customers.
To establish the proper technology, precursor type and process parameters, the Corporation performed different studies and tests in independent laboratories and at suppliers’ test facilities. Most technologies thereby chosen by the Corporation are being widely used in the industry, further tests were performed to evaluate supplier technology, yield, efficiency, etc.
In the first stage, to determine the required process conditions and type of precursor needed for amorphic carbon coating, multiple laboratory tests were performed at the Canadian National Research Council (“CNRC”) based on literature reviews and experience from consulted experts. These trials were then evaluated, with electro-chemical tests in half coin cell, to establish the baseline of the process conditions for the following steps.
The baseline conditions were then tested at a pilot scale performed at suppliers’ facilities. The material was subsequently evaluated to confirm the results obtained in the laboratory.
This became the baseline for the construction of a 2,000-tpy coating line at the Phase 1 Battery Material Plant. A significant amount of graphite was processed to evaluate the fully integrated system, optimize the process conditions and ensure personnel training and development.
Recovery Method
The Battery Material Plants serve to transform natural graphite into active anode material. The Battery Material Plants consist of three main processes including M/S, purification and coating. The end-products must have a minimum grade of 99.90% C(t) while respecting specific impurity limits and specific physical characteristics set by end users.
In total, it is anticipated that the Bécancour Battery Material Plant would receive a nominal amount of 89,261t of CG annually while the 13 ktpy Battery Material Plant would receive 23,941t of CG annually. The M/S process where the CG material undergoes a size reduction and particle shaping results in two products: spherical graphite and a fines by-product. The fines by-product represents approximately 45% to 50% of the plant feed.
The purification process involves atmospheric leaching of impurities from the SG to achieve a minimum SPG grade of 99.90% C(t). The purified graphite is recovered and washed using filter presses. The filtrate and contaminated wash water are sent to a treatment plant to remove any remaining impurities from the water that is neutralized and recycled to the process. The solid residue generated by the water treatment plant (“WTP”) is filtered and the solid cake is trucked for disposal in an authorized disposal site.
The coating area serves to enhance active anode materiel performance through the application of a coating to SPG. Purified spherical graphite is mixed with a micronized carbon-based precursor material. During the heat treatment, the precursor is volatilized in order to be deposited and carbonized on the surface of the SPG. The resulting CSPG is then sieved, bagged and shipped to the end users.
Market Studies and Final Product Pricing
The Corporation uses information provided by BMI and other confidential market research firms. BMI is an independent credible source that compiles international graphite prices and other commercial information for various commercial size fractions and concentrate purities. Market information from contracts with customers, namely Panasonic Energy for active anode material, are confidential. The sales price contained in the Panasonic Energy Agreement is based on an agreed upon price formula linked to future prevailing market prices as well as a pricing mechanism to satisfy project financing ratios and ensure stable procurement for Panasonic Energy. According to data published by BMI (August 2024), Chinese reference index prices for high-capacity active anode material are projected to range from approximately US$6,884 per tonne to US$8,154 per tonne over the 2025 – 2035 period, while North American prices are projected to range from approximately US$7,512 per tonne to US$9,357 per tonne for the same period.
Description of the Uatnan Mining Project
On January 21, 2024, the Corporation entered into an asset purchase agreement with Mason Resources Inc., formerly known as Mason Graphite Inc. (“Mason”) for the acquisition of the assets of the mining project for the Lac Guéret graphite deposit (the “Uatnan Property”), targeted for the development of the Uatnan Mining Project (the “Asset Purchase Agreement”). The consideration for the acquisition of the Uatnan Property was payable in 6,208,210 Common Shares and a subsequent payment of $5,000,000 to be made to Mason at the start of commercial production of the contemplated Uatnan Mining Project. The transaction closed on January 31, 2024.
On February 24, 2023, the Corporation and Mason issued the preliminary economic assessment entitled NI 43-101 Technical Report — PEA Report for the Uatnan Mining Project, in accordance with NI 43-101 and effective as of January 10, 2023 (“2023 Uatnan Mining Project Report”), for the new Uatnan Mining Project. The Corporation and its consultants revisited all components of Mason’s original mining project to align the development of the Uatnan Property with today’s market opportunity and potential customers’ requirements. The most recent technical report from Mason (SEDAR+, Feasibility Study Update of the Lac Guéret Graphite Project issued on December 11, 2018) planned for a production of 51,900 tpy of graphite concentrate, with the concentrator and tailings facility located offsite in the City of Baie-Comeau, approximately 285 km to the south by road from the mining operations.
The 2023 Uatnan Mining Project Report optimizes the Mineral Resources and aims to expand the original mining project tenfold by targeting the production of approximately 500,000 tpy of graphite, entirely destined for the anode material manufacturing market. The concentrator has been relocated to be near the deposit with electrical needs to be sourced from the Manic-5 hydroelectric power station, located 70 km away.

The Uatnan Property lies on the southwestern shore of the Manicouagan Reservoir, within the Rivière-aux-Outardes municipality, located in the Côte-Nord Administrative Region, Québec, Canada, approximately 220 km as the crow flies, north north-west of the City of Baie-Comeau. This town is the nearest accessible community of significant size. Considering the significant modifications to Mason’s original project, the Corporation initiated a name change with the collaboration of the Innu First Nation of Pessamit. The deposit is located on the Nitassinan, the Innu of Pessamit’s ancestral territory, in a sector referred to as Ka uatshinakanishkat meaning “where there is Tamarack”. Hence, the name Uatnan meaning Tamarack, a conifer prominent in the area, was chosen to identify the property and project. The graphite deposit identified on the property is still referred to as the Lac Guéret deposit and is centred on 51°07’N and 69°05’W. As of the date of the 2023 Uatnan Mining Project Report, the Uatnan Property consisted of 74 exclusive exploration rights, of which 71 were located on NTS topographic map sheet 22N03 and three on sheet 22K14. At that time, the Uatnan Property covered an area of 3,999.52 ha, all of which were 100% in the interest of the Corporation with the exclusive exploration rights (74 exclusive exploration rights) in good standing. The exclusive exploration rights have not had any legal surveys. All exclusive exploration rights are map-staked claims and are registered in the Québec GESTIM database. The Corporation has since acquired interest in 131 additional exclusive exploration rights in the area totaling 7,083.43 ha which are now part of the Uatnan Property. The Uatnan Property now comprises of 205 exclusive exploration rights covering 11,082.95 ha.
As of the date of the 2023 Uatnan Mining Project Report, a mining lease request for the future mine was being evaluated by the Ministère des Ressources naturelles et des Forêts du Québec (“MRNF”) and the validity of three (3) affected exclusive exploration rights (EER1037522, EER 1040768 and 1040769) was suspended as part of the normal evaluation procedure.
The Asset Purchase Agreement supersedes and terminates the investment agreement dated May 15, 2022 (the “Investment Agreement”) and the option and joint venture agreement dated July 20, 2022, to explore the potential development of the Uatnan Property. Following the successful initial closing of the Investment Agreement with Mason, the Corporation and Mason initiated the 2023 Uatnan Mining Project Report on the Uatnan Property with BBA and GoldMinds Geoservices Inc. On the basis of the positive results of the 2023 Uatnan Mining Project Report, the Corporation intends to launch a feasibility study reflecting the updated operational parameters.
Targeted as the Corporation’s Phase-3, the 2023 Uatnan Mining Project Report aligns with the Corporation’s growth strategy with a view to establishing a large and fully vertically integrated natural graphite production, from ore to battery materials, at the western markets’ doorstep.
The 2023 Uatnan Mining Project Report is preliminary in nature and includes inferred mineral resources that are considered too geologically speculative to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. Mineral resources that are not mineral reserves have not demonstrated economic viability. Additional trenching and/or drilling will be required to convert inferred mineral resources to indicated or measured mineral resources. There is no certainty that the resource development, production, and economic forecasts on which the 2023 Uatnan Mining Project Report is based will be realized. There are a number of risks and uncertainties identifiable to any new project which usually cover the mineralization, process, financial, environmental, engineering and permitting aspects. The Uatnan Project is no different and an evaluation of the possible risks was undertaken as part of the 2023 Uatnan Mining Project Report. There are known significant risk factors such as graphite price, ability to fund the Uatnan Mining Project, fluctuation of oil, metals and other commodity prices, change in mining laws, environmental laws and permitting. See “Forward-Looking Statements” and “Risk Factors” in this Prospectus.
R&D Ecosystem and Industry Leadership
The Corporation maintains a portfolio of R&D projects to refine its line of specialty products based on market demands and innovations. The Corporation is exploring R&D avenues in advanced graphite materials through collaborations with experts from McGill University, Institut national de la recherche scientifique (Québec) and the University of Sherbrooke, focusing on new precursors, coating technologies, and eco-friendly processes. These projects aim to enhance graphite performance, reduce environmental impact, lower production costs, and valorize residual and bio-sourced materials.

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In June 2024, the Corporation was awarded a $500,000 research grant from the MRNF to develop a versatile next-generation active anode material that meets the highest performance standards without sacrificing production yield.

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The Corporation pursues its intellectual property strategy for its proprietary technologies.

As a member of the Global Battery Alliance, a World Economic Forum initiative, dedicated to helping establish a sustainable battery value chain, the Corporation participates in the development of the Battery Passport. Battery traceability is becoming increasingly important as governments and consumers seek assurance of responsible production and transparent information on key ESG metrics related to mining, processing, manufacturing, and recycling along the battery value chain.
RECENT DEVELOPMENTS
On January 16, 2025, the Corporation announced that it received the final approval of the TSX for the uplisting of Common Shares of the capital of the Corporation on the TSX board, having met the necessary listing requirements, including the filing of all required documentation. Effective as of January 20, 2025, the Common Shares began trading on the TSX under the ticker symbol “NOU”. In conjunction with the graduation to the TSX, the Common Shares were voluntarily delisted from the TSXV, and ceased to be traded on the TSXV, as of market close on January 17, 2025.
On July 1st, 2025, the Corporation announced that, subject to approval from the TSX and the NYSE, the accrued interests owed to Investissement Québec for the second quarter of 2025 under the notes issued to it, will be deemed paid to Investissement Québec, upon the maturity, conversion or redemption of the notes, by the issuance of an aggregate of 178,531 Common Shares, at a price of US$1.64 per Common Shares, representing an aggregate amount of US$292,791.
On October 1st, 2025, the Corporation announced that, subject to approval from the TSX and the NYSE, the accrued interests owed to Investissement Québec for the third quarter of 2025 under the notes issued to it, will be deemed paid to Investissement Québec, upon the maturity, conversion or redemption of the notes, by the issuance of an aggregate of 106,161 Common Shares, at a price of US$2.79 per Common Shares, representing an aggregate amount of US$296,189.
On October 31, 2025, the Corporation announced the finalization of multiple commercial arrangements for the Matawinie Mine and Phase-2 Battery Material Plants. The Corporation’s wholly owned subsidiary, NMG Matawinie, entered into binding supply (the “Supply Term Sheet”) and marketing term sheets (the “Marketing Term Sheet”) with His Majesty the King in Right of Canada as represented by the Minister of Public Works and Government Services Canada (collectively, the “GoC”) providing for an aggregate 15,000 tpy of graphite concentrate to be purchased by the GoC on a take-or-pay basis and a potential additional 15,000 tpy to be purchased by allied countries for strategic applications, with a seven year offtake term. NMG Matawinie also agreed on the final terms of a binding amended and restated joint marketing and offtake agreement with Traxys North America LLC (“Traxys”), the execution of which is subject to the approval of Traxys’ board of directors, for 20,000 tpy of graphite concentrate over seven years, including a 10,000 tpy take-or-pay component (the “A&R Offtake and Joint Marketing Agreement).
Concurrently, the Corporation’s wholly owned subsidiary, NMG Bécancour, and Panasonic Energy Co., Ltd. (“Panasonic Energy”) have revised and updated their multiyear binding offtake agreement to advance the production of 13,000 tpy of high-capacity active anode material for an initial seven-year term from the commencement of production from the 13 ktpy Battery Material Plant (the “Panasonic Energy Agreement”), which contains conditions precedent, as well as qualification requirements of the product and the commercial operations conditions. Panasonic Energy has reiterated its intention to support the Corporation’s Phase-2 facilities, which may include an additional equity investment in the Corporation by its parent company Panasonic at the FID of the Battery Material Plants, in line with Panasonic’s initial investment in 2024. However, there can be no assurance that any such additional equity investment will be made nor that the conditions precedent, qualification requirements or the product and the commercial operations conditions will be satisfied.
The Corporation also announced the negotiation with an established third-party anode manufacturer to secure up to 30,000 tpy of graphite concentrate from the Matawinie Mine, including an expected take-or-pay commitment, to potentially support the active anode material needs of General Motors Holdings LLC (“GM”) and other customers. In connection with these negotiations, the Corporation and GM have agreed to terminate their previously announced supply agreement and subscription agreement, each dated February 14, 2024, such terminations to be effective November 30, 2025. As a result of the terminations, GM will not proceed with the second tranche equity investment in NMG that was provided for in the subscription agreement. Concurrently, the Corporation and GM entered into a non-binding memorandum of understanding (“MOU”) to evaluate a potential future supply relationship including a potential supply pathway under which GM could purchase active anode material from the third-party active anode manufacturer utilizing the Matawinie Mine’s graphite concentrate as feedstock. As a potential inducement to concluding such third-party supply arrangements, the MOU contemplates the potential transfer of the 12,500,000 warrants previously issued by the Corporation to GM in 2024 to the third-party supplier. The Corporation has agreed to use its commercially reasonable efforts to seek all necessary regulatory approvals to amend the expiry date of such warrants so that they do not expire upon termination of GM’s subscription agreement but will remain outstanding until the end of the five-year term from the original issuance date. However, as of the date of the Prospectus, November 30, 2025 has passed and no amendment to the warrants has been concluded. Therefore, the 12,500,000 warrants previously issued by the Corporation to GM in 2024 have expired and can no longer be transferred to any third party.
Collectively, these commercial arrangements potentially cover almost 100% of the future flake graphite volumes of the Matawinie Mine, in addition to 13,000 tpy volume of high-capacity active anode material from the Battery Material Plants project, and will position the Corporation to advance its project financing discussions with strategic investors and targeted lenders, either for a combined FID encompassing the Matawinie Mine and the 13 ktpy Battery Material Plant or for a sequenced FID starting with the Matawinie Mine and followed by the 13 ktpy Battery Material Plant, see “Project Execution Strategy Update” incorporated by reference herein.
The Corporation mandated the Authors of the 2025 Matawinie Mine Feasibility Study to carry out the 2025 Matawinie Mine Feasibility Study covering only the Phase-2 Matawinie Mine project. Parameters of the previous 2022 Feasibility Study were initially revised in the 2025 Updated Feasibility Study covering the Phase-2 Matawinie Mine and Bécancour Battery Material Plant projects to reflect the advancement in engineering and project design and updated financial parameters. The 2025 Updated Feasibility Study has undergone a further revision to carve out the Bécancour Battery Material Plant project, following the project execution strategy update disclosed by the Corporation on October 31, 2025, see “Project Execution Strategy Update” incorporated by reference herein. Readers are cautioned that they should rely solely on the 2025 Matawinie Mine Feasibility Study. The 2022 Feasibility Study and the 2025 Updated Feasibility Study should not be relied upon.
Between October 1, 2025 and November 12, 2025, Pallinghurst Graphite International Limited and Pallinghurst Bond Limited disposed of 3,213,313 Common Shares of the Corporation at an average price of USD3.62 per Common Share (CAD5.08 per Common Share) and for total gross proceeds of USD11,641,415 (CAD16,318,050). An aggregate 2.03% beneficial interest in the Issuer, on a partially diluted basis, had been disposed of following the close of trading on November 12, 2025. Pallinghurst Graphite International Limited and Pallinghurst Bond Limited held approximately 12.02% of the issued and outstanding Common Shares on an undiluted basis and 15.49% on a partially diluted basis (assuming the warrants were exercised in full) immediately prior to the disposition and approximately 9.91% of the issued and outstanding Common Shares on an undiluted basis and 13.46% on a partially diluted basis (assuming the warrants are exercised in full) following the disposition.
On November 13, 2025, the Honourable Dominic LeBlanc, President of the King’s Privy Council for Canada and Minister responsible for Canada-U.S. Trade, Intergovernmental Affairs, Internal Trade and One Canadian Economy, visited the Corporation’s Montreal offices to highlight the Government of Canada’s decision to refer the Phase-2 Matawinie Mine project to the Major Projects Office (“MPO”). The MPO was established under the Building Canada Act (S.C. 2025, c. 2, s. 4), which came into force in June 2025. Its mandate is to advance major projects in Canada and streamline federal regulatory approvals. The MPO’s work is guided by an Indigenous Advisory Council to ensure that reconciliation, partnership, and Indigenous economic participation are embedded in the advancement of major projects across the country.

CONSOLIDATED CAPITALIZATION
There has been no material change in the capitalization of the Corporation since the date of its most recently filed financial statements, being the Interim Financial Statements.
The applicable Prospectus Supplement will describe any material change, and the effect of such material change, on the share and loan capitalization of the Corporation that will result from the issuance of Securities pursuant to such Prospectus Supplement.
USE OF PROCEEDS AND OTHER AVAILABLE FUNDS
Unless otherwise specified in a particular Prospectus Supplement, the net proceeds from the sale of Securities will be used to fund the construction, commissioning, working capital and reserves funds of the Matawinie Mine project, the Battery Material Plants project and the Uatnan Mining project and also for general corporate purposes. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities. See “Risk Factors” in this Prospectus and in the documents incorporated by reference in this Prospectus. The Corporation will not receive any proceeds from any sale of any Securities by selling securityholders.
The Corporation has no history of revenues from its operating activities. Each amount in this paragraph is in thousands of dollars. The Corporation’s cash and cash equivalents amounted to $106,296, $36,332, and $59,924 as at December 31, 2024, as at December 31, 2023, and as at December 31, 2022 respectively. During the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022, the Corporation had negative cash flow usage from operating activities of $51,953, $39,515, and $44,881, respectively. For the fiscal year ended December 31, 2024, the Corporation has had an average monthly cash expenditure rate of approximately $5,501, per month, including addition to property, plant and equipment, intangible assets, deposit to suppliers and all operating expenses and development costs. For the fiscal year ended December 31, 2024, the Corporation recorded a net loss and comprehensive loss of $73,285. As of December 31, 2024, the Corporation had working capital $67,030 and current liabilities of $46,976. The Corporation anticipates it will continue to have negative cash flow from operating activities in future periods at least until commercial production is achieved at the Matawinie Mine Project and/or either of the Bécancour Battery Material Plant or 13 ktpy Battery Material Plant. To the extent that the Corporation has negative operating cash flows in future periods, the Corporation may need to allocate a portion of its existing working capital to fund such negative cash flow or the Corporation may adjust the expenditure rate to preserve liquidity.
EARNINGS COVERAGE RATIOS
If the Corporation offers debt securities having a term to maturity in excess of one year or preferred shares under any applicable Prospectus Supplement, the applicable Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such Securities.
DESCRIPTION OF COMMON SHARES
The holders of Common Shares are entitled to vote at all shareholder meetings. They are also entitled to dividends, if, as and when declared by the Board of Directors and, upon liquidation or winding-up of the Corporation, to share the residual assets of the Corporation. The Common Shares do not have any pre-emptive, conversion or redemption rights, and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the Common Shares, all of which rank equally as to all benefits which might accrue to the holders of the Common Shares.
DESCRIPTION OF DEBT SECURITIES
The Debt Securities may be issued in one or more series under an indenture (the “Indenture”) to be entered into between the Corporation and one or more trustees (the “Trustee”) that may be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture to be entered into has been or will be filed with the SEC as an exhibit to the registration statement and will be filed with the securities commissions or similar authorities in Canada when it is entered into. The

Corporation may issue Debt Securities, separately or together, with Common Shares, Subscription Receipts, Warrants or Units or any combination thereof, as the case may be.
The description of certain provisions of the Indenture in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture. The following sets forth certain general terms and provisions of the Debt Securities. The particular terms and provisions of a series of Debt Securities offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Debt Securities will be described in the applicable Prospectus Supplement. This description may include, but may not be limited to, any of the following, if applicable.
•
the specific designation of the Debt Securities;

•
any limit on the aggregate principal amount of the Debt Securities;

•
the date or dates, if any, on which the Debt Securities will mature and the portion (if less than all of the principal amount) of Debt Securities to be payable upon declaration of acceleration of maturity;

•
the rate or rates (whether fixed or variable) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Debt Securities;

•
the terms and conditions under which the Corporation may be obligated to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise;

•
the terms and conditions upon which the Corporation may redeem the Debt Securities, in whole or in part, at its option;

•
the covenants applicable to the Debt Securities;

•
the terms and conditions for any conversion or exchange of the Debt Securities for any other securities;

•
the extent and manner, if any, to which payment on or in respect of the Debt Securities of the series will be senior or will be subordinated to the prior payment of other liabilities and obligations of the Corporation;

•
whether the Debt Securities will be secured or unsecured;

•
whether the Debt Securities will be issuable in the form of global securities (“Global Securities”), and, if so, the identity of the depositary for such Global Securities;

•
the denominations in which Debt Securities will be issuable, if other than denominations of US$1,000 or integral multiples of US$1,000;

•
each office or agency where payments on the Debt Securities will be made and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

•
if other than United States dollars, the currency in which the Debt Securities are denominated or the currency in which we will make payments on the Debt Securities;

•
material Canadian federal income tax consequences and United States federal income tax consequences of owning the Debt Securities;

•
any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities; and

•
any other terms, conditions, rights or preferences of the Debt Securities which apply solely to the Debt Securities.

If the Corporation denominates the purchase price of any of the Debt Securities in a currency or currencies other than United States dollars or a non-United States dollar unit or units, or if the principal of and any premium and interest on any Debt Securities is payable in a currency or currencies other than United States dollars or a non-United States dollar unit or units, the Corporation will provide investors with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of Debt Securities and such non-United States dollar currency or currencies or non-United States dollar unit or units in the applicable Prospectus Supplement.
Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.
The terms on which a series of Debt Securities may be convertible into or exchangeable for Common Shares or other securities of the Corporation will be described in the applicable Prospectus Supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Corporation, and may include provisions pursuant to which the number of Common Shares or other securities to be received by the holders of such series of Debt Securities would be subject to adjustment.
To the extent any Debt Securities are convertible into Common Shares or other securities of the Corporation, prior to such conversion the holders of such Debt Securities will not have any of the rights of holders of the securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.
DESCRIPTION OF SUBSCRIPTION RECEIPTS
This section describes the general terms that will apply to any Subscription Receipts that may be offered pursuant to this Prospectus and the relevant Prospectus Supplement. Subscription Receipts may be offered separately or together with Common Shares, Debt Securities or Warrants, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement.
The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. A copy of the subscription receipt agreement relating to an offering of Subscription Receipts will be filed by the Corporation with securities regulatory authorities in Canada after being entered into. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:
•
the number of Subscription Receipts;

•
the price at which the Subscription Receipts will be offered;

•
the procedures for the conversion of the Subscription Receipts into Common Shares, Debt Securities or Warrants;

•
the number of Common Shares, Debt Securities or Warrants that may be issued upon conversion of each Subscription Receipt;

•
the designation and terms of any other securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each security;

•
terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•
material Canadian federal income tax consequences of owning the Subscription Receipts; and

•
any other material terms and conditions of the Subscription Receipts.

The subscription receipt agreement covering the Subscription Receipts being offered will provide that any misrepresentation in this Prospectus, the applicable Prospectus Supplement, or any amendment hereto or thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the underlying Common Shares, Debt Securities or Warrants to such purchaser entitling the purchaser to receive the amount paid for the Subscription Receipts upon surrender of the underlying securities, provided that the remedy for rescission is exercised within the time frame stipulated by securities laws as set out in the subscription receipt agreement.
DESCRIPTION OF WARRANTS
This section describes the general terms that will apply to any Warrants for the purchase of Common Shares (the “Equity Warrants”) or for the purchase of Debt Securities (the “Debt Warrants”).

Warrants may be offered separately or together with other Securities, as the case may be. Each series of Warrants may be issued under a separate warrant indenture or warrant agency agreement to be entered into between the Corporation and one or more banks or trust companies acting as Warrant agent or may be issued as stand-alone contracts. The applicable Prospectus Supplement will include details of the Warrant agreements governing the Warrants being offered. The Warrant agent will act solely as the agent of the Corporation and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered under this Prospectus. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement. A copy of any warrant indenture or any warrant agency agreement relating to an offering of Warrants will be filed by the Corporation with the securities regulatory authorities in Canada after it has been entered into.
The Corporation will not offer Warrants or other convertible or exchangeable Securities for sale separately (as opposed to part of a Unit offering) to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless a Prospectus Supplement containing the specific terms of the Warrants or other convertible or exchangeable Securities to be offered separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces of Canada where the Warrants will be offered for sale.
Equity Warrants
The particular terms of each issue of Equity Warrants will be described in the relevant Prospectus Supplement. This description will include, where applicable:
•
the designation and aggregate number of Equity Warrants;

•
the price at which the Equity Warrants will be offered;

•
the currency or currencies in which the Equity Warrants will be offered;

•
the date on which the right to exercise the Equity Warrants will commence and the date on which the right will expire;

•
the class and/or number of Common Shares that may be purchased upon exercise of each Equity Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Equity Warrant;

•
the terms of any provisions allowing for adjustment in (i) the class and/or number of Common Shares that may be purchased, (ii) the exercise price per Common Share, or (iii) the expiry of the Equity Warrants;

•
whether the Corporation will issue fractional shares;

•
the designation and terms of any Securities with which the Equity Warrants will be offered, if any, and the number of the Equity Warrants that will be offered with each Security;

•
the date or dates, if any, on or after which the Equity Warrants and the related Securities will be transferable separately;

•
whether the Equity Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•
whether the Corporation has applied to list the Equity Warrants and/or the related Common Shares on a stock exchange;

•
material Canadian federal income tax consequences of owning the Equity Warrants; and

•
any other material terms or conditions of the Equity Warrants.

Debt Warrants
The particular terms of each issue of Debt Warrants will be described in the relevant Prospectus Supplement. This description will include, where applicable:

•
the designation and aggregate number of Debt Warrants;

•
the price at which the Debt Warrants will be offered;

•
the currency or currencies in which the Debt Warrants will be offered;

•
the designation and terms of any Securities with which the Debt Warrants are being offered, if any, and the number of the Debt Warrants that will be offered with each Security;

•
the date or dates, if any, on or after which the Debt Warrants and the related Securities will be transferable separately;

•
the principal amount of Debt Securities that may be purchased upon exercise of each Debt Warrant and the price at which and currency or currencies in which that principal amount of Debt Securities may be purchased upon exercise of each Debt Warrant;

•
the date on which the right to exercise the Debt Warrants will commence and the date on which the right will expire;

•
the minimum or maximum amount of Debt Warrants that may be exercised at any one time;

•
whether the Debt Warrants will be subject to redemption, and, if so, the terms of such redemption provisions;

•
material Canadian federal income tax consequences of owning the Debt Warrants; and

•
any other material terms or conditions of the Debt Warrants.

DESCRIPTION OF UNITS
This section describes the general terms that will apply to any Units that may be offered pursuant to this Prospectus.
Units are a security comprised of more than one of the other Securities described in this Prospectus offered together as a “Unit”. A Unit is typically issued so the holder thereof is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each Security comprising the Unit. The agreement, if any, under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately at any time or at any time before a specified date.
The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the Prospectus Supplement filed in respect of such Units. This description will include, where applicable: (i) the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units; (iii) whether the Units will be issued in registered or global form; and (iv) any other material terms and conditions of the Units.
PLAN OF DISTRIBUTION
The Corporation may from time to time during the 25-month period that this Prospectus, including any amendments hereto, remains valid, offer for sale and issue up to an aggregate of US$350,000,000 in Securities hereunder.
The Corporation and/or the selling securityholders may sell the Securities to or through underwriters, dealers or agents and, subject to applicable securities laws, may also offer the Securities directly to potential purchasers pursuant to applicable statutory exemptions at prices and upon terms negotiated between the purchasers (including any underwriters) and the Corporation and/or the selling securityholders.
In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Corporation. The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

This Prospectus may also, from time to time, qualify the offering of Securities by certain selling securityholders. The selling securityholders may sell all or a portion of the Securities beneficially owned by them and offered thereby from time to time directly or through one or more underwriters, dealers or agents. The Securities may be sold by the selling securityholders in one or more transactions at fixed prices (which may be changed from time to time), at market prices prevailing at the time of the sale, at varying prices determined at the time of sale, at prices related to prevailing market prices or at negotiated prices.
The applicable Prospectus Supplement will state the terms of its corresponding offering, including the name or names of any underwriters, dealers or agents, the name or names of one or more selling securityholders, the initial offering price (in the event that the offering is a fixed price distribution), the manner of determining the initial offering price(s) (in the event the offering is made at prices which may be changed at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in Regulation 44-102 — Shelf Distributions (“NI 44-102”), including sales made directly on the TSX, NYSE or other existing trading markets), the proceeds to the Corporation from the sale of the Securities, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other underwriters, dealers or agents. Any initial offering price and discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.
Underwriters, dealers or agents who participate in the distribution of the Securities may be entitled, under agreements to be entered into with the Corporation and/or the selling securityholders, to indemnification by the Corporation and/or the selling securityholders against certain liabilities, including liabilities under Canadian securities legislation and, if applicable, the U.S. Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.
The Corporation and/or the selling securityholders and, if applicable, the dealers, underwriters or agents reserve the right to reject any offer to purchase any Securities offered, in whole or in part. The Corporation also reserves the right to withdraw, cancel or modify the offering of any Securities under this Prospectus and any Prospectus Supplement without notice.
The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales made directly on the TSX or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution.
In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from the Corporation or from other parties including selling securityholders, including in the form of underwriters’, dealers’ or agents’ fees, commissions or concessions. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters for the purposes of applicable Canadian securities legislation and any such compensation received by them from the Corporation and/or the selling securityholders and any profit on the resale of the Securities by them may be deemed to be underwriting commissions. In connection with any offering of Securities, other than an “at-the-market distribution” (unless otherwise specified in a Prospectus Supplement) the dealers, underwriters or agents may, when acting as an agent, over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.
The dealers, underwriters or agents, if applicable, may from time-to-time purchase and sell the Securities in the secondary market but are not obliged to do so. The Corporation’s outstanding Common Shares are listed and posted for trading on the TSX under the symbol “NOU” and on the NYSE under the symbol “NMG”.
Unless otherwise indicated in a Prospectus Supplement or pricing supplement, there is no market through which Debt Securities, Subscription Receipts, Warrants and Units may be resold and purchasers may not be able to resell the Securities purchased under this Prospectus. The offering price and other selling terms for any sales in the secondary market may, from time to time, be varied by the dealers, underwriters or agents.

PRIOR SALES
During the 12-month period prior to the date of this Prospectus, the Corporation issued securities as provided in the following table.
Issue Date	Number and Class of Securities	Issue Price or Exercise Price per Security ($)
December 20, 2024	25,000 options	2.33
December 20, 2024	39,682,538 Common Shares(3)	1.26 USD
December 20, 2024	39,682,538 Warrants(3)	2.38 USD
December 31, 2024	193,072 Other reserves(2)	1.58 USD
March 31, 2025	194,684 Other reserves(2)	1.49 USD
April 1, 2025	1,922,500 options	2.14
June 23, 2025	50,000 options	2.36
June 30, 2025	178,531 Other reserves(2)	1.64 USD
July 25, 2025	139,516 Common Shares(1)	1.85
September 10, 2025	55,000 options	2.66
September 30, 2025	106,161 Other reserves(2)	2.79 USD
October 15, 2025	20,000 Common Shares(1)	4.77
October 15, 2025	7,500 Common Shares(1)	3.12

Notes:
(1)
Issued upon the exercise of options.

(2)
Accrued interest owed to Investissement Québec in connection with the private of unsecured Convertible Notes completed on November 8, 2022. The corresponding Common Shares will be delivered to the holder at the maturity, conversion or redemption of the Note to settle the accrued interests.

(3)
Issued pursuant to a private placement with Canada Growth Fund  Inc. and to Government of Quebec via Investissement Québec completed on December 20, 2024.

TRADING PRICE AND VOLUME
The Common Shares are listed and posted for trading on the TSX under the symbol “NOU” and the NYSE under the symbol “NMG”. On December 4, 2025, the last trading day before the filing of this Prospectus, the closing price of the Common Shares on the TSX was $4.50 and on the NYSE was US$3.21.
TSXV and TSX
The following table sets forth trading information for the Common Shares on the TSXV and the TSX (as reported by www.money.tmx.com) during the 12-month period prior to the date of this Prospectus.

Month	High ($)(3)	Low ($)(4)	Trading volume(5)
December 2024(1)	2.60	1.70	1,260,608
January 1st to January 17, 2025(1)	3.70	2.18	1,006,684
January 20 to January 31, 2025(2)	3.50	2.65	579,739
February 2025(2)	3.05	2.22	576,373
March 2025(2)	2.57	1.93	387,650
April 2025(2)	2.83	1.83	816,888
May 2025(2)	2.86	2.20	551,810
June 2025(2)	2.58	2.22	432,401
July 2025(2)	3.41	2.22	1,468,399
August 2025(2)	2.95	2.41	610,809
September 2025(2)	3.97	2.61	1,170,196
October 2025(2)	7.96	3.59	4,993,951
November 2025(2)	5.00	3.25	5,966,362
December 1st, 2025 to December 4, 2025(2)	4.53	3.95	703,827

Notes:
(1)
The Common Shares were traded on the TSXV for this period.

(2)
The Common Shares were traded on the TSX for this period.

(3)
Includes intra-day high prices.

(4)
Includes intra-day low prices.

(5)
Total volume traded in the relevant period.

NYSE
The following table sets forth trading information for the Common Shares on the NYSE (as reported by www.nyse.com) during the 12-month period prior to the date of this Prospectus.
Month	High ($)(1)	Low ($)(2)	Trading volume(3)
December 2024	1.85	1.22	3,174,469
January 2025	2.57	1.53	3,000,691
February 2025	2.14	1.54	1,338,734
March 2025	1.83	1.35	1,008,248
April 2025	2.06	1.30	1,985,818
May 2025	2.04	1.58	1,005,491
June 2025	1.89	1.62	799,764
July 2025	2.50	1.60	3,710,969
August 2025	2.17	1.74	1,523,625
September 2025	2.86	1.88	2,867,648
October 2025	6.06	2.52	36,944,006
November 2025	3.55	2.31	13,409,061
December 1st, 2025 to December 4, 2025	3.25	2.82	1,515,861

Notes:
(1)
Includes intra-day high prices.

(2)
Includes intra-day low prices.

(3)
Total volume traded in the relevant period.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of applicable Securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax consideration.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Owning any of the Securities may subject holders to tax consequences. The applicable Prospectus Supplement may describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any of the Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code of 1986, as amended), including, to the extent applicable, any such consequences relating to the Securities payable in a currency other than the United States dollar, issued at an original issue discount for United States federal income tax purposes or containing early redemption provisions or other special items. Prospective investors should consult their own tax advisors prior to deciding to purchase any of the Securities.
RISK FACTORS
In addition to the risk factors set forth herein, additional risk factors relating to the Corporation’s business are discussed in the AIF and in the MD&As, which risk factors are incorporated herein by reference.   An investment in the Securities offered hereby involves certain risks. Before investing, purchasers of Securities should carefully consider the information contained in this Prospectus as well as the other information contained in and incorporated by reference in this Prospectus and in the applicable Prospectus Supplement before purchasing the Securities offered hereby. If any event arising from these risks occurs, the Corporation’s business, prospects, financial condition, results of operations or cash flows, or your investment in the Securities could be materially adversely affected.
The following list of risk factors is not exhaustive, as the Corporation operates in a rapidly changing business, and new risk factors may emerge from time to time. The Corporation cannot predict such risk factors, nor can it assess the impact, if any, of such risk factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, the Corporation does not, nor should prospective investors rely on forward-looking statements as a prediction of actual results. See “Forward-Looking Statements” in this Prospectus.
Risks Related to the Corporation
Risk of New Mining and Industrial Operations
The Matawinie Mine, the Battery Material Plants Project and the Uatnan Property do not have an operating history. Whether income will result from any of the Corporation’s activities, including, without limitation, the Matawinie Mine Project, the Battery Material Plants and the Uatnan Mining Project, will depend on the successful establishment of new mining and transformation and expansion of current operations, including the construction and operation of the Matawinie Mine Project, the Uatnan Mining Project and the Battery Material Plants Project and related infrastructure. As a result, the Corporation is subject to all of the risks associated with establishing or expanding new mining and transformation operations and business enterprises, including the timing and cost, which can be considerable, of the construction of mining and processing facilities and related infrastructure; access to the public road from the Corporation’s properties, which public road may also be blocked, the availability and cost of skilled labor and mining equipment; the need to obtain necessary environmental and other governmental approval and permits and the timing of the receipt of those approvals and permits; the availability of funds to finance construction and development activities; potential opposition from non-governmental organizations, environmental groups or local groups which may delay or prevent development activities; and potential increases in construction and operating costs due to changes in the cost of fuel, power, materials and supplies.
Various factors, including the successful construction, commissioning, qualification and ramp-up of the Matawinie Mine Project, the Battery Material Plants Project and the Uatnan Mining Project, costs, actual mineralization, consistency and reliability of graphite grades, commodity prices, future cash flow and profitability can affect successful project development, and there can be no assurance that current or future estimates of these factors will reflect actual results and performance. The design and construction of efficient processing facilities, the cost and availability of suitable machinery, supplies, mining equipment and skilled labor, the existence of competent operational management and prudent financial administration, as well as the availability and reliability of appropriately skilled and experienced consultants can also affect successful project development. It is common in new mining operations to experience unexpected problems and delays during construction, development, mine start-up and commissioning activities. Such factors can add to the cost of mine development, production and operation and/or impair production and mining activities, thereby affecting the Corporation’s profitability. Accordingly, there is no assurance that the Matawinie Mine Project, the Battery Material Plants Project and the Uatnan Mining Project will ever be brought into a state of commercial production or that the Corporation’s activities will result in profitable mining operations.
Risk specific to the 13 ktpy Battery Material Plant
As of the date of this Prospectus, the Corporation intends to prioritize, as an initial milestone for the Battery Material Plants, the development of the 13 ktpy Battery Material Plant, based on the 13 ktpy Battery Material Plant Estimate. To enable the development of the initial 13 ktpy Battery Material Plant, the Corporation will need to secure an existing site and building to house the facility. While the Corporation is currently seeking such a site and building, there is no assurance that it will be able to secure a suitable site and building in the future on commercially reasonable terms, or at all. Failure to do so could materially impact the timing and feasibility of the 13 ktpy Battery Material Plant project and its associated economic benefits. The development and commissioning of the 13 kpta Battery Material Plant in an existing site and building entails several risks. These include technical and operational challenges associated with retrofitting the premises to meet the specific requirements of battery material production, which may result in unforeseen delays or increased capital expenditures. The Corporation may also face regulatory and permitting hurdles, including obtaining necessary environmental, zoning and construction approvals, which could be more complex or time-consuming in the context of an existing building. Furthermore, the physical limitations of the selected site and building may constrain the Corporation’s ability to scale operations or implement future technological upgrades, potentially affecting long-term competitiveness. The location of the site may also impact operational efficiency, particularly with respect to access to transportation infrastructure, utilities, suppliers and customers. Any of these factors could adversely affect the Corporation’s ability to complete the 13 ktpy Battery Material Plant on schedule and on commercially reasonable terms and may materially and adversely impact the anticipated economic benefits of the 13 ktpy Battery Material Plant project, as well as the Corporation’s business, financial condition and results of operations.
In addition to the specific risks associated with the 13 ktpy Battery Material Plant described in this Prospectus or in the documents incorporated by reference in this Prospectus, and unless otherwise indicated or the context suggests otherwise, the risk factors contained in or incorporated by reference in this Prospectus applicable to the “Bécancour Battery Material Plant Project” or to the “Bécancour Battery Material Plant” also apply to the 13 ktpy Battery Material Plant, with the necessary adaptations.
AACE Project Cost Estimates
AACE Project Cost Estimates are based on management’s expectations and assumptions which may vary depending on a range of factors. They are not technical reports for the purposes of NI 43-101 and should therefore not be viewed as equating to a “technical report”, a “prefeasibility study” or “feasibility study” as defined under NI 43-101 since the Battery Material Plants are not a “mineral projects” as defined in NI 43-101 but rather industrial projects, and therefore are not governed by NI 43-101. The AACE Project Cost Estimates are technical studies relating to the design, construction, and operation of the Battery Material Plants and results should not be relied upon for investment decisions.
The 13 ktpa Battery Material Plant Estimate is classified as a Class 5 estimate, which is typically prepared based on very limited information and subsequently have wide accuracy ranges. The 13 ktpa Battery Material Plant Estimate has an accuracy range of -30% to +50%, based on cost data as of Q3 2025.
The estimate of capital expenditures (CAPEX) with respect to the 13 ktpy Battery Material Plant is future-oriented financial information. This projection is, and will remain, estimate only, and there can be no assurance that it will prove accurate. Such projection is based on numerous assumptions. While the Corporation believes these assumptions are reasonable as of the date of this Prospectus, there is no guarantee that they will prove accurate. Investors should not rely on the future-oriented financial information on the construction of, and the production from the 13 ktpy Battery Material Plant made by the Corporation.
Risk specific to the capacity of the Bécancour Battery Material Plant
The Bécancour Battery Material Plant is designed to receive Matawinie’s graphite concentrate production in preparation for commercial distribution. In order to advance the development of the Bécancour Battery Material Plant, the Corporation will need to undertake a comprehensive review of its existing commercial offtake agreements. This review is necessary to align contractual commitments with the Corporation’s updated production strategy and capacity objectives. As part of this process, the Corporation anticipates that certain existing agreements may need to be amended or terminated. In particular, the Corporation expects that the current Supply Term Sheet with the GoC or the definitive agreement once concluded will need to be terminated to ensure flexibility in allocating production volumes. The Corporation may also consider sourcing raw materials for the Bécancour Battery Material Plant from third-party suppliers. Given the foregoing, as of the date of this Prospectus, the Corporation intends to prioritize, as an initial milestone for the Battery Material Plants, the development of the 13 ktpy Battery Material Plant. Except for the current offtake agreement with the GoC for which the Corporation has the contractual right to unilaterally terminate this offtake agreement, there can be no assurance that the Corporation will successfully renegotiate or terminate existing agreements on favorable terms, or that new agreements will be concluded in a timely manner. Failure to do so could materially impact the Corporation’s ability to proceed with the Bécancour Battery Material Plant project as planned.
Economic Assessment Disclosure
The results of the 2025 Matawinie Mine Feasibility Study and the 2023 Uatnan Mining Project Report were based on certain assumptions that were given as of the date of the 2025 Matawinie Mine Feasibility Study and the 2023 Uatnan Mining Project Report, respectively. The economic assessments based on the 2025 Matawinie Mine Feasibility Study reveals that the Matawinie Mine Project viability will not be significantly vulnerable to variations in capital and operating costs, within the margins of error associated with a feasibility level of estimate. The Matawinie Mine Project’s and the Battery Material Plants Project’s viability remain more vulnerable to the USD/CAD exchange rate and the larger uncertainty in future market prices. Furthermore, there is no assurance that the assumptions used in the 2025 Matawinie Mine Feasibility Study and the Uatnan Mining Project Report will prove to be accurate and adverse changes may occur which may affect actual results. Moreover, the level of confidence in the assumptions and estimates regarding the CAPEX (as defined herein) and OPEX (as defined herein) of the Matawinie Mine Project and the Battery Material Plants Project, depends upon a number of uncertainties. These uncertainties include, but are not limited to, future changes in product prices and/or production costs, inflation, tariffs, labour shortage, changes in project parameters, disruption in supply chains, and changes in global economic conditions which can result in cost overruns. There is no assurance that the implementation of each of the Matawinie Mine Project and the Uatnan Mining Project will be realized or that the current estimates of CAPEX and/or OPEX will prove accurate.
The Corporation’s Dependence Upon the Matawinie Mine Project and the Battery Material Plants Project
The Corporation currently expects future mining operations at the Matawinie Property to account for all of the Corporation’s graphite production for the foreseeable future. In addition, the Corporation currently expects its future operations to be performed at the Battery Material Plants to account for all of its processing activities to produce value-added product and anode material for LiBs. Consequently, the Corporation expects to generate all its revenues for the foreseeable future from its production activities at the Matawinie Mine Project, including through the sale of natural graphite to third parties, and from its processing activities at the Battery Material Plants, including through the sale of value-added product and anode material for LiBs to third parties, respectively.
Any adverse condition affecting any of the Matawinie Mine Project or the Battery Material Plants Project, or any adverse conditions affecting the revenues from any graphite products sale or the costs for producing graphite products at the Matawinie Mine Project or processing graphite products at the Battery Material Plants Project, could be expected to have a material adverse effect on the Corporation’s financial performance and results of operations and could require the Corporation to raise additional financing, which may not be obtainable under such circumstances. Given the stage of the Uatnan Mining Project, it is possible that the contemplated feasibility study for such project might not have favorable conclusions. The Corporation’s dependence upon the Matawinie Mine Project and the Bécancour Battery Material Plants Project might be accrued in such circumstances.
Uncertainty Relating to Future Production Estimates
The Corporation prepares estimates and projections of future production for the Matawinie Mine Project and the Battery Material Plants Project, which are based on the 2025 Matawinie Mine Feasibility Study and AACE Project Cost Estimates, respectively, as well as the Uatnan Mining Project, which are based on the 2023 Uatnan Mining Project Report. Any such information is forward-looking and no assurance can be given that such estimates will be achieved. The Corporation’s actual production may vary from estimates for a variety of reasons, including: actual graphite mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; revisions to mine plans; risks and hazards associated with mining; natural phenomena, such as inclement weather conditions, water availability, floods, and seismic activity; and unexpected labor shortages, strikes, local community opposition or blockades. Failure to achieve the estimated forecasts could have an adverse impact on the Corporation’s future cash flows, earnings, results of operations and financial condition.
In addition, these estimates are based on existing plans and other assumptions which change from time to time, including: mineral reserve and mineral resource estimates; the availability, accessibility, sufficiency and quality of graphite; the Corporation’s costs of production; the Corporation’s ability to sustain and increase production levels; the sufficiency of the Corporation’s infrastructure; the performance of the Corporation’s workforce and equipment; the Corporation’s ability to maintain and obtain mining interests and permits; and the Corporation’s compliance with existing and future laws and regulations.
Risks Related to Future Sale of Graphite Products
The Corporation is dependent on future sales of graphite-based products. Although the Corporation has and will continue to strive to enter into sales agreements, including offtake agreements for future sales, no assurance can be given that the Corporation will be able to sell graphite-based products at such terms and conditions as are favourable for, or necessary to sustain the operations of the Corporation.
Pursuant to the A&R Offtake and Joint Marketing Agreement, Traxys will purchase, market, distribute and resell to a defined list of clients the annual quantities of natural graphite products from Phase 2 of the Matawinie Mine, for which annual full-scale quantities comprise: (i) a take-or-pay obligation of 10,000 tpy of flake concentrate products, and (ii) a balance initially set at 5,000 tpy of flake concentrate and 5,000 tpy of graphite pellet products, subject to certain annual adjustments. Such agreement remains conditional to the approval of Traxys board of director and no assurance can be made that such approval will be received. The A&R Offtake and Joint Marketing Agreement also contains certain representations, terms and conditions in order to result in firm commitments, and no assurance can be made that such representations, terms and conditions can or will be satisfied, see “Recent Development” in this Prospectus and “Project Execution Strategy Update” incorporated by reference herein.
The Corporation and Panasonic agreed, pursuant to the Panasonic Energy Agreement, to advance the production of 13,000 tpy of high-capacity active anode material from the 13 ktpy Battery Material Plant over multi-year terms. The Panasonic Energy Agreement contains representations, terms and conditions, conditions precedent, as well as qualification requirements of the product and the commercial operations, and no assurance can be made that such representations, terms and conditions can or will be satisfied, see “Recent Development” in this Prospectus and “Project Execution Strategy Update” incorporated by reference herein.
The Supply Term Sheet with GoC provides for an aggregate 15,000 tpy of natural flake graphite concentrate to be purchased by the GoC on a take-or-pay basis and a potential additional 15,000 tpy to be purchased by allied countries for strategic applications, with a seven year offtake term; and (ii) the Marketing Term Sheet provides for marketing arrangements for the resale of flake graphite products. The Supply Term

Sheet offtake framework is conditional upon: (i) GoC receiving necessary approvals, completing due diligence process and completing GoC appropriation’s process; (ii) the parties executing definitive agreements in connection with the Supply Term Sheet and the Marketing Term Sheet; (iii) NMG Matawinie’s FID to construct Phase 2 of the Matawinie Mine; (iv) financing agreements sufficient to fund construction and ramp-up thereof; and (v) NMG Matawinie entering into at least one additional commitment on substantially the same terms as the Supply Term Sheet (or supply agreement in connection therewith) to purchase 15,000 tpy for an annual quantity of 30,000 tpy purchased by GoC and additional purchasers. The Marketing Term Sheet is conditional upon GoC and NMG Matawinie entering into definitive agreements in connection with the Supply Term Sheet and the Marketing Term Sheet. No assurance can be given that the Corporation, through NMG Matawinie, will be able to conclude the definitive agreements with allied countries, entities and/or the GoC or will be able to satisfy all conditions precedent.
More generally, the abovementioned agreements are all subject to certain conditions precedent and contains certain representations, terms and conditions to result in firm commitments, and no assurance can be made that such representations, terms and conditions can or will be satisfied, or that either customer will not terminate their agreement. The termination of either of those agreements would have a material adverse impact on the Corporation’s business, ability to obtain additional financing, financial performance and operations.
The Corporation is also in current negotiations with an established active third-party anode manufacturer in order to secure commitment of up to 30,000 tpy of graphite concentrate from the Matawinie Mine for an initial six-year term, which would include a firm take-or-pay volume to potentially support GM’s and other customers’ active anode material needs. The Corporation will continue to work towards a definitive agreement with such third-party manufacturer, which may entail an equity investment by the manufacturer. However, there can be no assurance that these negotiations will result in an agreement between the parties on these proposed terms.
Except for the A&R Offtake and Joint Marketing Agreement, the Panasonic Energy Agreement, the Supply Term Sheet and the Marketing Term Sheet, the Corporation (including its subsidiaries) has not entered into any other binding agreements for the sale of graphite-based products. There can be no guarantee that the Corporation will be able to secure additional sales agreements, including offtake agreements for future sales and, if so, there can be no guarantee as to the amount of purchase orders or commitments, the quantity of graphite represented by such orders and commitments or the timing for receiving same. Factors that may impact such orders and commitments include the ability of the Corporation to reliably and consistently produce graphite meeting client requirements and confidence of clients in such ability, market conditions and demand for products requiring graphite, overall market conditions and the strength of the economy.
If the Corporation, for whatever reason, is not able to produce the products in accordance with the terms and specifications of any sales agreements, such noncompliance or violation, resulting in termination or damages, may have an adverse effect on the Corporation’s operations and financial position. Even if the Corporation is able to meet the requirements set out therein, there is no assurance that the contract counterparties will be willing or able to purchase the production at the prices or quantities they have agreed to in the offtake agreement.
Risks Related to An Offering of Securities
Potential Loss of Investment
An investment in the Securities of the Corporation is speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high-risk investments and who can afford to lose their entire investment should consider purchasing the Securities of the Corporation, as there is no assurance that the Corporation will ever build the Matawinie Mine Project or the Battery Material Plants Project, develop the Uatnan Project, commence operations or achieve revenues.
No Market for the Debt Securities, Subscription Receipts, Warrants or Units
There is currently no trading market through which the Securities, other than the Common Shares, may be offered. No assurance can be given that an active or liquid trading market for any Debt Securities,

Subscription Receipts, Warrants or Units will develop or be sustained. If an active or liquid market for these securities fails to develop or be sustained, the prices at which these Securities trade may be adversely affected. Whether or not these securities will trade at lower prices depends on many factors, including liquidity of these securities, prevailing interest rates and the markets for similar securities, the market price of the Corporation, general economic conditions and the Corporation’s financial condition, historic financial performance and future prospects.
The public offering prices of the Securities may be determined by negotiation between the Corporation and underwriters, dealers or agents based on several factors and may bear no relationship to the prices at which the Securities will trade in the public market subsequent to such offering, if any public market develops.
Discretion in the Use of Proceeds
While information regarding the use of proceeds from the sale of the Securities will be described in the applicable Prospectus Supplement, the Corporation will have broad discretion over the use of the net proceeds from an offering of Securities. Because of the number and variability of factors that will determine the use of such proceeds, the Corporation’s ultimate use might vary substantially from its planned use. Purchasers of Securities may not agree with how the Corporation allocates or spends the proceeds from an offering of Securities. The Corporation may pursue acquisitions, collaborations or other opportunities that do not result in an increase in the market value of the Securities, including the market value of the Common Shares, and that may increase losses.
No Current Plans to Pay Cash Dividends
The Corporation has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board of Directors and will depend on, among other things, the Corporation’s financial results, cash requirements, contractual restrictions and other factors that the Board of Directors may deem relevant. In addition, the Corporation’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that the Corporation or its subsidiaries incur. As a result, investors may not receive any return on an investment in their Common Shares unless they sell their Common Shares for a price greater than that which they paid for them.
The market price of the Common Shares is subject to fluctuations and may not reflect the Corporation’s long-term value at any given time, and the Corporation may be subject to securities litigation as a result.
The price of the Common Shares is likely to be significantly affected by a variety of factors and events including short-term changes to the Corporation’s financial condition or results of operations as reflected in the Corporation’s quarterly financial statements. Other factors unrelated to the Corporation’s performance that may have an effect on the price of the Common Shares include the following: (i) the extent of analytical coverage available to investors concerning the Corporation’s business may be limited if investment banks with research capabilities do not follow the Corporation’s securities; (ii) lessening in trading volume and general market interest in the Corporation’s securities may affect an investor’s ability to trade significant numbers of the Common Shares; (iii) the size of the Corporation’s public float may limit the ability of some institutions to invest in the Corporation’s securities; and (iv) a substantial decline in the price of the Common Shares that persists for a significant period of time could cause the Corporation’s securities to be delisted from the NYSE or TSX, further reducing market liquidity.
As a result of any of these factors, the market price of the Common Shares is subject to fluctuations and may not accurately reflect the Corporation’s long-term value at any given point in time. Securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. The Corporation may be the target of similar litigation in the future. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.
Prevailing Interest Rates will Affect the Market Price or Value of the Debt Securities
The market price or value of the Debt Securities will decline as prevailing interest rates for comparable debt instruments rise and increase as prevailing interest rates for comparable debt instruments decline.

LEGAL MATTERS
Unless otherwise specified in the Prospectus Supplement relating to an offering of Securities, certain legal matters relating to the offering of Securities will be passed upon on behalf of the Corporation by Stein Monast L.L.P. with respect to matters of Canadian law. As of the date hereof, the principal and employees of Stein Monast L.L.P. beneficially own, directly, or indirectly, in the aggregate, less than 1% of the outstanding Common Shares. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and, if applicable, United States or other foreign law.
REGISTRAR AND TRANSFER AGENT
The transfer agent and registrar of the Corporation in Canada is TSX Trust Company (“TSX Trust”). The register of transfers of the Common Shares is held at TSX Trust’s offices located in its place of business at 1190 Avenue des Canadiens-de-Montréal, Suite 1700, Montréal, Québec H3B 0G7. The co-transfer agent is Equiniti Trust Company, LLC at its office located at 6201, 15th Avenue, Brooklyn, NY 11219.
INTERESTS OF EXPERTS
2025 Matawinie Mine Feasibility Study
Certain information of a scientific or technical nature in respect of the Matawinie Graphite Property contained in or incorporated by reference in this Prospectus is based on the 2025 Matawinie Mine Feasibility Study dated November 12, 2025, that was prepared by Mr. Jean L’Heureux, P.Eng., M.Eng., Mr. Jeffrey Cassoff, P.Eng., Mr. Bernard-Olivier Martel, P. Geo., Mr. Simon Fortier, P.Eng., Mr. Yann Camus, P.Eng., Mr. Christian Fréchette, P. Eng., and Mr. Jean-François St-Laurent, P.Eng., M.Sc. (the “Authors of the 2025 Matawinie Mine Feasibility Study”). Each of the aforementioned individual is considered, by virtue of their education, experience and professional association, to be “qualified person” within the meaning of NI 43-101. To the best of the Corporation’s knowledge, the aforementioned individuals and, as applicable, their respective firms had no beneficial or registered interests, direct or indirect, in the Corporation’s securities or properties.
2023 Uatnan Mining Project Report
Certain information of a scientific or technical nature in respect of the 2023 Uatnan Mining Property contained in or incorporated by reference in this Prospectus is based on the 2023 Uatnan Mining Project Report that was prepared by Mr. André Allaire, P.Eng., M.Eng., PhD, Mr. Jeffrey Cassoff, P.Eng., Mrs. Vera Gella, P.Eng., Mr. Merouane Rachidi, P.Geo., Ph.D. and Mr. Claude Duplessis, P.Eng. (the “Authors of the 2023 Uatnan Mining Projects Report”). Each of the aforementioned individual is considered, by virtue of their education, experience and professional association, to be “qualified person” within the meaning of NI 43-101. To the best of the Corporation’s knowledge, the aforementioned individuals and, as applicable, their respective firms had no beneficial or registered interests, direct or indirect, in the Corporation’s securities or properties.
Battery Material Plants Project
Éric Desaulniers, President and Chief Executive Officer of the Corporation, who is a non-independent, is responsible for reviewing and approving certain information of a scientific or technical nature contained in this Prospectus in connection with the Bécancour Battery Material Plant Project under section “Projects Overview — Overview — Battery Material Plants Project” and “Description of the Battery Material Plants Project”. As of the date hereof, Mr. Desaulniers beneficially owns, controls or directs 415,121 Common Shares and 1,760,000 incentive stock options of the Corporation.
MD&A
Éric Desaulniers, President and Chief Executive Officer of the Corporation, who is a non-independent “qualified person” for the purposes of NI 43-101, is responsible for reviewing and approving certain information of a scientific or technical nature contained in Annual MD&A and in the Interim MD&A, incorporated by reference in the Prospectus. As of the date hereof, Mr. Desaulniers beneficially owns, controls or directs 415,121 Common Shares and 1,760,000 incentive stock options of the Corporation.
Auditors
The independent registered public accounting firm of the Company is PricewaterhouseCoopers LLP, a partnership of Chartered Professional Accountants, located at 1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Québec, Canada H3B 4Y1. PricewaterhouseCoopers LLP has confirmed that it is independent of the Company within the meaning of the Code of Ethics of Chartered Professional Accountants (Québec).
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
The following documents have been or will be filed with the SEC as part of the Registration Statement of which this Prospectus forms a part: (i) the documents referred to in “Documents Incorporated by Reference”; (ii) the consents of auditors, counsel and any experts identified herein, if applicable; (iii) powers of attorney of the directors and officers of the Corporation; and (iv) a copy of the form of indenture for Debt Securities. A copy of any applicable form of warrant indenture, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Indemnification of Directors and Officers
Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify its current or former directors or officers or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity. The CBCA also provides that the Registrant may advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.
However, indemnification is prohibited under the CBCA unless the individual:
•
acted honestly and in good faith with a view to the Registrant’s best interests, or, as the case may be, the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and

•
in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant’s by-laws authorize it to indemnify to the fullest extent permitted by the CBCA each of its current or former directors or officers and each individual who acts or acted at the Registrant’s request in such capacity for another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or other entity.
The Registrant’s by-laws authorize it to subscribe to an insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at the Registrant’s request in such capacity, for another entity, against any liability incurred by them (i) in their capacities as directors or officers of the Registrant, or (ii) in their capacities as directors or officers of another entity, at the Registrant’s request. To that effect, the Registrant maintains insurance policies relating to certain liabilities that its directors and officers may incur in such capacity.
The Registrant’s by-laws do not preclude it to execute indemnity agreements for the benefit of each of its current or former directors or officers and each person who acts or acted at the Registrant’s request in such capacity, for another entity. To that effect, the Registrant has entered into indemnity agreements with its directors and officers (each, an “Indemnified Party”) which provide, among other things, that the Registrant will indemnify an Indemnified Party to the fullest extent permitted by law from and against all losses, liabilities, claims, damages, costs, charges and expenses incurred by such Indemnified Party in respect of any civil, criminal, administrative, investigative or other proceeding which (i) is made or asserted against or affects the Indemnified Party or in which the Indemnified Party is required by law to participate or in which the Indemnified Party participates at the Registrant’s request or where the Indemnified Party is made a witness or participant in any other respect in any such proceeding, and (ii) arises because the Indemnified Party is the Registrant’s director or officer (or serves in a similar capacity) or is the Registrant’s former director or officer (or serves in a similar capacity).
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibit Index
Exhibit No.	Description
4.1
Amended Material Change Report of the Registrant dated February 3, 2025, in respect of an equity investment made by Canada Growth Fund  Inc. and the Government of Québec, via its agent Investissement Québec, in the Registrant for an aggregate amount of US$50 million, (incorporated by reference to Exhibit 99.2 of the Registrant’s Form 6-K, filed with the Commission on February 18, 2025)

4.2
Management discussion and analysis of the Registrant for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.3 of the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 31, 2025)

4.3
Consolidated audited annual financial statements of the Registrant as at and for the years ended December 31, 2024 and December 31, 2023, together with the notes thereto and the report of independent registered public accounting firm thereon (incorporated by reference to Exhibit 99.2 of the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 31, 2025)

4.4
Annual Information Form of the Registrant dated March 31, 2025 for the fiscal year ended December 31, 2024 (incorporated by reference to Exhibit 99.1 of the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 31, 2025)

4.5
Management information circular dated May 14, 2025, prepared in connection with the Registrant’s annual and special meeting of shareholders of the Registrant held on June 17, 2025 (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 6-K, filed with the Commission on May 16, 2025)

4.6
Material Change Report of the Registrant dated April 3, 2025, in respect of the issue of the 2025 Updated Feasibility Study, (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 6-K, filed with the Commission on August 11, 2025)

4.7
Condensed consolidated interim unaudited financial statements for the three and nine-month periods ended September 30, 2025 and 2024 (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 6-K, filed with the Commission on November 12, 2025)

4.8
Management discussion and analysis of the Registrant for the three and nine-month period ended September 30, 2025 (incorporated by reference to Exhibit 99.2 of the Registrant’s Form 6-K, filed with the Commission on November 12, 2025)

4.9
Material Change Report of the Registrant dated November 10, 2025, in respect of multiple commercial agreements and project execution strategy update, (incorporated by reference to Exhibit 99.3 of the Registrant’s Form 6-K, filed with the Commission on November 13, 2025)

4.10
Material Change Report of the Registrant dated November 19, 2025, in respect of the issue of the 2025 Updated Feasibility Study, (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 6-K, filed with the Commission on November 20, 2025)

5.1	Consent of PricewaterhouseCoopers LLP
5.2*	Consent of Bernard-Olivier Martel
5.3*	Consent of Yann Camus
5.4*	Consent of Simon Fortier
5.5*	Consent of Jean L’Heureux
5.6*	Consent of Jeffrey Cassoff
5.7*	Consent of Christian Fréchette
5.8*	Consent of Jean-François St-Laurent
5.9*	Consent of Vera Gella
5.10*	Consent of Merouane Rachidi
5.11*	Consent of Claude Duplessis
5.12*	Consent of Eric Desaulniers

Exhibit No.	Description
5.13*	Consent of BBA Inc.
5.14*	Consent of SGS Geological Services Inc.
5.15*	Consent of GoldMinds Geoservices Inc.
6.1*	Powers of Attorney (included on the signature page of the Form F-10 Registration Statement filed with the Commission on November 25, 2025)
7.1*	Form of Indenture
107*	Filing Fee Table

*
Previously filed.

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1.   Undertaking
The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
Item 2.   Consent to Service of Process
(a) Concurrently with the initial filing of this Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
(b) Any change to the name or address of the Registrant’s agent for service of process shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.
III-1

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Amendment No. 1 to Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Province of Québec, Country of Canada, on December 5, 2025.
NOUVEAU MONDE GRAPHITE INC.
By:
/s/ Eric Desaulniers

Name:
Eric Desaulniers

Title:
President and Chief Executive Officer

III-2

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on December 5, 2025.
Name	Title
/s/ Eric Desaulniers Eric Desaulniers	President and Chief Executive Officer, Director (Principal Executive Officer)
/s/ Charles-Olivier Tarte Charles-Olivier Tarte	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Daniel Buron	Chairman of the Board of Directors
* Stéphane Leblanc	Director
* Nathalie Pilon	Director
* Paola Farnesi	Director
* Chantal Sorel	Director
* Édith Jacques	Director

* By:
/s/ Eric Desaulniers

Name: Eric Desaulniers
Title:  Attorney-in-fact
III-3

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 1 to the Registration Statement on Form F-10, solely in the capacity of the duly authorized representative of Nouveau Monde Graphite Inc. in the United States, on this 5th day of December, 2025.
PUGLISI & ASSOCIATES
(Authorized U.S. Representative)
By:
/s/ Donald J. Puglisi

Name:
Donald J. Puglisi

Title:
Managing Director

III-4